UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Kraft Foods Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KRAFT FOODS INC.

IRENE B. ROSENFELD	THREE LAKES DRIVE
CHAIRMAN OF THE BOARD AND	NORTHFIELD, ILLINOIS 60093
CHIEF EXECUTIVE OFFICER
MARCH 25, 2008

Dear Fellow Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Kraft Foods Inc. We will hold the Annual Meeting at 3:00 p.m. CDT on Tuesday, May 13, 2008, at the North Shore Center for the Performing Arts in Skokie, Illinois. The meeting facilities will open for admittance at 1:30 p.m. CDT.

At the Annual Meeting, shareholders will elect directors, vote on the ratification of the selection of independent auditors, and consider any other business properly presented at the meeting. We will also report on our business and provide time for your questions and comments.

You may vote via the Internet, by telephone, by mailing your properly executed proxy card or voting instruction form, or in person at the Annual Meeting. Instructions about each option are provided in the attached Proxy Statement and on the enclosed proxy card or voting instruction form.

Only shareholders of record at the close of business on March 10, 2008 are entitled to vote at the 2008 Annual Meeting or any postponements or adjournments thereof.

Please register in advance if you would like to attend the Annual Meeting. The pre-registration directions are provided in the attached Proxy Statement.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, I encourage you to vote promptly.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

KRAFT FOODS INC.

Three Lakes Drive

Northfield, Illinois 60093

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

OF KRAFT FOODS INC.

TIME AND DATE:	3:00 p.m. CDT on Tuesday, May 13, 2008.

PLACE:	North Shore Center for the Performing Arts in Skokie 9501 Skokie Boulevard Skokie, Illinois 60077

ITEMS OF BUSINESS:	(1) To elect 12 directors;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2008; and

(3) To transact other business properly presented at the meeting.

BOARD RECOMMENDATION:	The Board recommends that shareholders vote for both Items 1 and 2.

WHO CAN VOTE:	Shareholders of record at the close of business on March 10, 2008.

2007 ANNUAL REPORT:	We have enclosed a copy of our 2007 Annual Report to Shareholders.

DATE OF DISTRIBUTION:	This Notice of Meeting, the Proxy Statement, and the accompanying proxy card are being distributed to shareholders beginning on or about April 2, 2008.

MATERIALS AVAILABLE AT www.kraft.com:	This Notice of Meeting, the Proxy Statement and our 2007 Annual Report to Shareholders are available at www.kraft.com/investor. Information included on our Web site, other than these materials, is not part of the proxy soliciting materials.

Carol J. Ward

Vice President and Corporate Secretary

March 25, 2008

KRAFT FOODS INC.

Three Lakes Drive

Northfield, Illinois 60093

March 25, 2008

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2008

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	When and where is the Annual Meeting?

Kraft Foods Inc. (“Kraft”) will hold its 2008 Annual Meeting of Shareholders on May 13, 2008 at 3:00 p.m. CDT at the North Shore Center for the Performing Arts in Skokie, 9501 Skokie Boulevard, Skokie, Illinois 60077. The meeting facilities will open for admittance at 1:30 p.m. CDT.

2.	Why am I receiving these proxy solicitation materials?

The Board of Directors of Kraft (the “Board”) is providing you these materials in connection with the Board’s solicitation of proxies to be voted at our 2008 Annual Meeting of Shareholders or at any adjournments or postponements thereof (the “Annual Meeting”). These materials provide information regarding the voting procedures and the matters to be voted on at the Annual Meeting. We began distributing these materials on or around April 2, 2008 to all shareholders entitled to vote at the Annual Meeting.

Copies of the Annual Report to Shareholders and/or this Proxy Statement will be sent free of charge to any shareholder who sends a written request to Wells Fargo Shareowner Services, For Kraft Foods, P.O. Box 64874, St. Paul, Minnesota 55164-0874, or calls 1-866-655-7238 (toll-free from within the U.S.) or 1-651-450-4064 (from outside the U.S.). These materials also are available on the Internet at www.kraft.com/investor.

3.	Who is entitled to vote at the Annual Meeting?

The Board established March 10, 2008 as the record date (the “Record Date”) for the Annual Meeting. Shareholders owning our common stock at the close of business on the Record Date are entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting.

At the close of business on the Record Date, 1,522,456,026 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the meeting.

4.	What proposals are being presented for shareholder vote at the Annual Meeting?

Two proposals are scheduled for vote at the Annual Meeting:

ITEM 1. Election of Directors: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES TO THE BOARD, EACH FOR A TERM EXPIRING AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS OR UNTIL HIS OR HER SUCCESSOR HAS BEEN DULY CHOSEN AND QUALIFIED:

•	Ajay Banga

•	Jan Bennink

•	Myra M. Hart

•	Lois D. Juliber

•	Mark D. Ketchum

•	Richard A. Lerner, M.D.

•	John C. Pope

•	Fredric G. Reynolds

•	Irene B. Rosenfeld

•	Mary L. Schapiro

•	Deborah C. Wright

•	Frank G. Zarb

You can find information about the Board’s nominees, including each of their business backgrounds, under the heading “Item 1: Election of Directors” in this Proxy Statement.

ITEM 2. Ratification of the Selection of Independent Auditors: THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS KRAFT’S INDEPENDENT AUDITORS FOR THE YEAR 2008.

You can find information about our relationship with PricewaterhouseCoopers LLP under the headings “Audit Committee Matters” and “Item 2: Ratification of the Selection of Independent Auditors” in this Proxy Statement.

Management does not know of any business, other than that described in this Proxy Statement, that may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

5.	What is the quorum requirement?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if at least a majority of Kraft’s outstanding shares on the Record Date are represented at the Annual Meeting, either in person or by proxy. Your shares will be counted for purposes of determining a quorum if you vote via the Internet, by telephone or by submitting a properly executed proxy card or voting instruction form by mail, or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted for determining whether a quorum is present for the Annual Meeting.

6.	What are the voting choices on Item 1, the election of directors?

You may vote FOR all nominees, WITHHOLD your vote from all nominees, vote FOR specific nominees, or WITHHOLD your vote from specific nominees.

7.	What vote is needed to elect directors?

Directors will be elected by a plurality of the votes cast FOR, which means that the 12 director nominees with the most FOR votes will be elected. WITHHOLD votes will not affect the outcome of the election, but will be counted as present for the purpose of determining a quorum for the Annual Meeting. Broker non-votes are not considered as FOR votes or WITHHOLD votes for the nominees and will not have an effect on the outcome of the voting for directors.

Under our majority voting policy in our Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of WITHHOLD votes than FOR votes must tender his or her resignation for consideration by the Nominating and Governance Committee of the Board. For more information about this policy, see our Corporate Governance Guidelines provided under the heading “Corporate Governance” in this Proxy Statement.

8.	What are the voting choices on Item 2, the ratification of the selection of the independent auditors?

You may vote FOR, AGAINST or ABSTAIN on the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors.

9.	What vote is needed to ratify the selection of PricewaterhouseCoopers LLP as independent auditors?

The selection of independent auditors will be ratified if the votes cast FOR exceed the total of the votes cast AGAINST. Abstentions and broker non-votes are not considered as voting FOR or AGAINST this proposal and will have no effect on the outcome of the proposal to ratify the selection of PricewaterhouseCoopers LLP.

10.	What other matters may arise at the Annual Meeting?

Other than the proposals described in this Proxy Statement, we do not expect any other matters to be presented for a vote at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for properly submitting proposals and nominations at the 2008 Annual Meeting were described in our 2007 Proxy Statement. They are similar to those described under the heading “2009 Annual Meeting of Shareholders” in this Proxy Statement.

11.	What is the difference between holding shares as a registered shareholder and holding the shares in street name?

If your shares are owned directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered a registered shareholder with respect to those shares.

If your shares are held in a brokerage account or by a bank, you hold the shares in street name.

12.	How do I vote my shares?

If you are a registered shareholder, you may vote:

•	Via the Internet at www.eproxy.com/kft. The Internet voting system will be available 24 hours a day until 11:59 p.m. CDT on May 12, 2008;

•	By telephone within the U.S. and Canada. Call 1-800-560-1965 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. CDT on May 12, 2008;

•	By returning a properly executed proxy card. If you received a proxy card and would like to vote by mail, your vote must be received before the polls close at the Annual Meeting on May 13, 2008; or

•	In person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration directions provided in Question 26.

If you hold your shares in street name, you may vote:

•	Via the Internet, by telephone or by returning a properly executed voting instruction form by mail, depending upon the method(s) made available by your broker or bank; or

•

At the Annual Meeting. To do so, you must request a legal proxy from your broker or bank and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration directions provided in Question 26.

13.	I am a current/former Kraft employee and have investments in the Kraft Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plans(s) and/or the Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan. Can I vote? If so, how do I vote?

Yes, you are entitled to vote. For voting purposes, your proxy card includes all shares allocated to your Kraft Stock Fund account(s), shares you may hold at our transfer agent as a registered shareholder as well as shares of restricted stock you may hold. When you submit your proxy, you are directing the plan(s) trustee(s) how to vote the shares allocated to your Kraft Stock Fund account(s) in addition to directing the voting of the other shares included on your proxy card.

In order to direct the plan(s) trustee(s) how to vote the shares held in your Kraft Stock Fund account(s), you must vote the shares by 11:59 p.m. CDT on May 11, 2008. If your voting instructions are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Please follow the instructions for registered shareholders under Question 12 to cast your vote. Although you may attend the Annual Meeting, you may not vote shares held in your Kraft Stock Fund account(s) at the meeting.

14.	I am a current/former Kraft employee and hold restricted stock. Can I vote my restricted stock holding? If so, how do I vote those shares?

Yes. If you hold shares of restricted stock, you should follow the instructions for registered shareholders under Question 12 to cast your vote. If you do not vote these shares, they will not be voted. For voting purposes, your proxy card includes these shares of restricted stock, the shares you may hold in a Kraft Stock Fund account(s), as well as shares you may hold at our transfer agent as a registered shareholder.

15.	How do I vote if I participate in Kraft’s Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, you should follow the instructions for registered shareholders under Question 12 to cast your vote. When you vote those shares, you will be voting all the shares you hold at our transfer agent. If you do not vote your shares, they will not be voted.

16.	Can I change my vote?

If you are a registered shareholder and would like to change your vote after submitting your proxy and prior to the Annual Meeting, you may do so by (a) signing and submitting another proxy with a later date, (b) voting again by telephone or the Internet, or (c) voting at the Annual Meeting. Alternatively, if you would like to revoke your proxy, you may provide a written statement of your intention to revoke your proxy to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

If your shares are held in street name, contact your bank or broker for specific instructions on how to change or revoke your vote. Please refer to Question 12 for additional details about voting.

17.	How are my shares voted by the proxies?

The persons named on the proxy card must vote your shares as you have instructed. If you do not give a specific instruction on either of the proposals scheduled for vote at the Annual Meeting but you have authorized our proxies generally to vote, they will vote in accordance with the Board’s recommendation on that matter. This authorization would exist, for example, if you merely sign and return your proxy card.

18.	Is it safe to vote via the Internet or telephone?

Yes. The Internet and telephone voting procedures were designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

19.	Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder or if you hold restricted stock, your shares will not be voted unless you vote in accordance with the instructions in Question 12.

If you hold your shares in street name, under New York Stock Exchange (“NYSE”) rules, your brokerage firm may vote on your behalf on routine matters if you do not furnish voting instructions. For the Annual Meeting, the election of directors and the ratification of the selection of independent auditors are considered routine matters.

In addition, if you are a current or former employee and had investments in the Kraft Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plan(s) and/or the Kraft Foods Canada OPP/ESP on the Record Date, you can direct the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your instructions are not received by 11:59 p.m. CDT on May 11, 2008, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which instructions have been received. Please refer to Question 13 for additional details about voting shares held in the Kraft Stock Fund(s).

20.	Who will bear the cost of soliciting votes for the Annual Meeting?

Kraft bears the cost of soliciting your vote. In addition to mailing these proxy materials, Kraft’s directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

Kraft will enlist the help of banks and brokerage firms in soliciting proxies from their customers and reimburse the banks and brokerage firms for related out-of-pocket expenses.

Kraft retained D.F. King & Co., Inc. to aid in soliciting votes for a total fee of $20,000 plus reasonable expenses.

21.	What is “Householding”?

Unless you have advised otherwise, if you and other residents at your mailing address share the same last name and own shares of our stock in an account at the same brokerage firm or bank, your proxy materials have been combined for mailing purposes. This method of delivery is known as householding. Householding reduces the number of mailings you receive, as well as our printing and postage costs. Shareholders who participate in householding will continue to receive separate voting instruction forms. If you would like to opt out of this practice or if you would like to participate in householding, please contact your broker or bank. If you are a registered shareholder, your proxy materials have not been combined for mailing purposes. In addition, copies of the Annual Report to Shareholders and/or this Proxy Statement will be sent free of charge to any shareholder who sends a written request to Wells Fargo Shareowner Services, For Kraft Foods, P.O. Box 64874, St. Paul, Minnesota 55164-0874, or calls 1-866-655-7238 (toll-free from within the U.S.) and 1-651-450-4064 (from outside the U.S.).

22.	What does it mean if I receive more than one set of proxy materials?

It means that you have multiple accounts holding our common stock that have not been combined for voting purposes. Please vote all of your shares. We recommend that you consolidate as many accounts as possible under one name and address by contacting our transfer agent, Wells Fargo Bank, N.A., or your broker or bank, as appropriate.

23.	Are my votes confidential?

Your votes will not be disclosed to our directors, officers or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us, or (d) as necessary to allow the independent inspector of election to certify the results.

24.	Who counts the vote?

As the appointed independent tabulator, Wells Fargo Bank, N.A., will receive and tabulate the proxies. IVS Associates will act as the independent inspector of election and will certify the results.

25.	How do I find out the voting results?

Kraft will announce preliminary voting results at the Annual Meeting. Final voting results will be included in our second quarter Form 10-Q to be filed with the Securities and Exchange Commission (“SEC”). The Form 10-Q will be available at www.kraft.com/investor on or before August 11, 2008.

26.	What do I need to do if I would like to attend the Annual Meeting?

If you would like to attend the Annual Meeting, please pre-register by 11:59 p.m. CDT on May 9, 2008. Due to space limitations, you may bring only one guest. If you wish to bring a guest, you must indicate that when you pre-register. You and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

If you are a registered shareholder, please indicate that you intend to attend the Annual Meeting by:

•	Checking the appropriate box(es) on the Internet voting site;

•	Following the prompts on the telephone voting site; or

•	Checking the appropriate box(es) on your proxy card.

If you hold your shares in street name, please notify us in writing that you will attend and whether you intend to bring a guest. In this written notification, please include a proof of ownership of our common stock (such as a letter from your bank or broker, a photocopy of your current account statement, or a copy of your voting instruction form); please also provide a way for us to reach you if there is a problem with your notification. Send your notification by mail, fax or e-mail to:

Mail:	Fax:	E-mail:
Kraft Foods Inc.	1-800-809-8838	ebagley@dfking.com
c/o D.F. King & Co., Inc.	Attention: Elton Bagley
48 Wall Street
New York, NY 10005
Attention: Elton Bagley

For your comfort, security and safety, we will not allow any large bags, briefcases, packages or backpacks into the Annual Meeting site. All bags will be subject to search. We also will not allow electronic devices into the Annual Meeting. These include, but are not limited to, cellular and digital phones, cameras, audio and video recorders, laptops and pagers. We will not allow pets, other than assistance animals for the disabled.

27.	How do I get to the Annual Meeting site?

A map and directions to the North Shore Center for the Performing Arts in Skokie are provided at the end of this Proxy Statement.

28.	May I ask questions at the Annual Meeting?

Yes. Shareholders may ask questions and make remarks related to the matters being voted on as they are presented. The Chairman will entertain shareholders’ questions and comments of a more general nature following the voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 13, 2008

The Kraft Foods Inc. 2008 Notice of Annual Meeting and Proxy Statement and 2007 Annual Report to Shareholders are available at www.kraft.com/investor.

Future Materials Election

New rules adopted by the SEC allow companies to send shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”), rather than mail them full sets of proxy materials. This year, we chose to mail full packages of materials to shareholders, except those who have already elected electronic delivery. However, in the future we may take advantage of this new distribution option. It is environmentally friendly and saves printing and postage costs. If, in the future, we choose to send such Notices, they would contain instructions on how shareholders can access our Notice of Annual Meeting and Proxy Statement, Annual Report to Shareholders, and voting Web site via the Internet. It would also contain instructions on how shareholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis. Accordingly, we encourage you to consider how you would prefer to receive your Kraft proxy materials in future years and to make your election at this time. Most shareholders can elect their preferred delivery method, although the means of making that election vary depending on how you hold your stock.

To elect electronic delivery of proxy materials in the future:

If you have not already elected to receive your proxy materials electronically and would like to do so:

•	If you are a registered shareholder, sign up for electronic delivery at www.econsent.com/kft; or

•	If you hold your stock in street name, indicate your preference when voting via the Internet or contact your bank or broker.

If you choose to receive future proxy materials electronically, as a Kraft shareholder, you will be sent an e-mail message next year with instructions and a link to those materials and the Internet voting site. Your election will remain in effect until you terminate it.

To elect to have printed proxy materials mailed to you in the future:

If you prefer to receive printed materials, we will send them to you if you:

•	Check the box indicating your preference before returning this year’s proxy card or voting instruction form; or

•	Indicate this preference when voting via the Internet or by telephone.

If you choose to receive future proxy materials via mail, as a Kraft shareholder, you will be sent a full set of materials. Your election will remain in effect until you terminate it.

CORPORATE GOVERNANCE

The Board operates under a set of written Corporate Governance Guidelines (the “Guidelines”) that address our corporate governance philosophy, practices and policies. The Guidelines are included here:

Corporate Governance Guidelines

A.     ROLE AND RESPONSIBILITY OF THE BOARD

The Board of Director’s (the “Board”) primary responsibility is to foster the Company’s (“Kraft”) long-term success, consistent with the Board’s fiduciary duty to shareholders. The Board establishes broad corporate policies, sets strategic direction and oversees management, which is responsible for Kraft’s day-to-day operations. Each director must exercise his or her good-faith business judgment with respect to Kraft’s best interests.

B.     BOARD COMPOSITION, STRUCTURE AND POLICIES

1. Board Size. The Nominating and Governance Committee makes recommendations to the Board concerning the appropriate size of the Board. The Board believes that the quality of the directors and the overall balance of the Board are more important than the number of directors, although the Board believes that a minimum of nine directors helps ensure the Board’s proper functioning.

2. Independence of Directors. At least 75% of the directors shall meet the New York Stock Exchange (“NYSE”) Listing Standards’ “independence” requirements. At least annually, the Nominating and Governance Committee reviews all relevant information and makes recommendations to the Board concerning the independence of the directors. Based upon those recommendations, the Board makes an affirmative determination as to the independence of each director. The Board has established categorical standards to assist in making such determinations. Such standards are set forth in Annex A hereto.(1)

3. Annual Election of Directors. Kraft’s shareholders elect all directors annually. The Nominating and Governance Committee recommends a slate of directors for shareholders to elect at the Annual Meeting of Shareholders. The Board then nominates a slate of directors for election. Effective after the 2007 Annual Meeting of Shareholders, any nominee in an uncontested election for director who receives a greater number of “Withhold” votes than votes “For” tenders his or her resignation to the Nominating and Governance Committee for its consideration. Then, the Nominating and Governance Committee makes a recommendation to the Board as to whether to accept the resignation.

The Board may select directors to fill vacancies in existing or new director positions. Such directors serve until the next Annual Meeting of Shareholders when they must stand for re-election. Shareholders may recommend candidates for the Nominating and Governance Committee’s consideration by submitting their recommendations in writing to the Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093. The Corporate Secretary provides such recommendations to the Nominating and Governance Committee. In evaluating candidates, the Nominating and Governance Committee does not distinguish between candidates recommended by shareholders and others. Kraft’s By-Laws set forth the procedures for a shareholder to nominate directors for election at an Annual Meeting of Shareholders. A summary of these procedures is included in Kraft’s annual Proxy Statement.

4. Board Membership Criteria. The Nominating and Governance Committee works with the Board to determine the appropriate mix of characteristics, skills and experience for the Board as a whole and for individual directors. In evaluating the suitability of individuals for Board membership, the Nominating and Governance Committee takes into account many factors. Those include whether the individual meets various independence requirements; the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly traded company in today’s global business environment, understanding of Kraft’s global businesses and markets, professional expertise and educational background; and other factors that promote diversity of views and experience. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recruiting and recommending a slate of directors that can best perpetuate Kraft’s success and represent shareholder interests through

(1)	Annex A is attached to this Proxy Statement as Exhibit A.

the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-nomination, the Nominating and Governance Committee also considers the director’s attendance at, participation in, and contributions to Board and committee activities.

5. Limitation on Management Directors. The Board generally believes that the Chairman and Chief Executive Officer should be the only member of management to serve as a director. From time to time, the Board may determine that it is appropriate to nominate additional members of management to the Board.

6. Chairman of the Board. The Board generally believes that the Chief Executive Officer should also serve as the Chairman of the Board.

7. Lead Director. The Board selects a Lead Director from among the independent directors. The Lead Director has the following specific duties and responsibilities. In consultation with the independent directors, the Lead Director:

•	Advises the Chairman as to an appropriate schedule of Board meetings;

•	Reviews and provides the Chairman with input regarding the agendas and materials for the Board meetings;

•	Presides at all meetings at which the Chairman is not present, including executive sessions of the non-employee directors and, as appropriate, apprises the Chairman of the issues considered;

•	Will be available for consultation and direct communication with Kraft’s shareholders;

•	Calls meetings of the non-employee directors when necessary and appropriate; and

•	Performs such other duties as the Board may from time to time delegate.

8. Change in Primary Employment. An independent director who retires from or changes his or her primary employment tenders a resignation to the Nominating and Governance Committee. Then, the Nominating and Governance Committee evaluates the appropriateness of continued Board membership under the new circumstances and makes a recommendation to the Board as to whether to accept the resignation.

9. Conflicts of Interest. If a director develops an actual, apparent or potential conflict of interest, the director reports the matter promptly to the Nominating and Governance Committee for evaluation and appropriate resolution. If a director has a direct or indirect personal interest in a matter before the Board, the director discloses the interest to the Board and recuses himself or herself from participation in the deliberations and decisions on the matter. Approval of the matter requires the affirmative vote of a majority of the directors or the appropriate committee members who have no direct or indirect personal interest in the matter.

10. No Specific Limitations on Other Board Service. The Board does not believe that it should prohibit directors from serving on other organizations’ boards and committees. The Board expects each director to ensure that other commitments do not interfere with his or her duties as a Kraft director. Directors inform the Chairman and the Chair of the Nominating and Governance Committee upon becoming a director or member of the audit committee of any other public company. The Nominating and Governance Committee and the Board will take into account the nature and extent of the director’s other commitments when determining whether it is appropriate to nominate that individual for re-election. Service on boards and committees of other organizations should be consistent with Kraft’s conflict of interest policies. If a member of Kraft’s Audit Committee serves on more than three public company audit committees, the Board determines whether such simultaneous service impairs the director’s ability to serve effectively on Kraft’s Audit Committee.

11. No Limitations on Terms. The Board does not believe in term limits for directors because they would deprive the Board of the service of directors who have developed, through valuable experience over time, an increasing insight into Kraft and its operations.

12. Retirement Age for Directors. Generally, the Board will not re-nominate an independent director after he or she reaches age 75. From time to time, the Board may do so if it believes that nomination is in the shareholders’ best interests. An employee director must resign from the Board upon ceasing to be a Kraft officer, and in any event, must resign from the Board upon reaching age 65.

13. Director Orientation and Continuing Education. Kraft provides an orientation process for new directors, including a review of Kraft background materials, a briefing on key issues facing Kraft and meetings with senior management. The Board and its committees receive regular presentations on Kraft’s strategic and business plans, financial performance, legal and regulatory matters, Code of Conduct and compliance programs, as well as other matters. Periodically, the Board meets with senior management and visits Kraft’s operating subsidiaries’ facilities. Directors are encouraged to take advantage of continuing education opportunities that enhance their ability to fulfill their responsibilities. Kraft reimburses directors for reasonable costs incurred in connection with such continuing education.

14. Director Communications with Third Parties. The Board believes that management speaks for Kraft and should communicate about Kraft with shareholders, analysts, the press, media and other constituencies. From time to time, an individual director, usually the Lead Director, may meet with or communicate with various Kraft constituencies, doing so with management’s knowledge and, absent unusual circumstances, only at management’s request.

15. Shareholder and Interested Party Communications with the Board. Shareholders and other interested parties may write to independent directors at Board of Directors, Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093 or via e-mail at Kraft-Board@kraft.com. The independent directors established procedures for handling such communications and directed the Corporate Secretary to act as their agent in processing such communications. The Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors, communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee, and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Kraft executive. The Corporate Secretary does not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any independent director who requests them.

C.	BOARD MEETINGS

1. Frequency of Meetings. The Board typically meets seven times a year. Special meetings are held as needed. At the Board’s annual organizational meeting, the Board appoints Board committee members and committee chairs as well as Kraft officers.

2. Strategic Plan Review. The Board devotes several days each year to reviewing Kraft’s strategic plan.

3. Attendance at Meetings. Directors are expected to prepare themselves for and to attend all Board meetings, the Annual Meeting of Shareholders, and all meetings of the committees on which they serve. It is understood that, on occasion, a director may be unable to attend a meeting.

4. Information Flow and Distribution of Meeting Materials. To facilitate active and informed discussion at Board and committee meetings, directors receive background materials in advance of meetings. Through these materials and presentations at meetings, the Board and its committees keep abreast of Kraft’s performance and businesses, plans (including acquisitions, divestitures and capital expenditures), various issues (including regulatory updates), and new developments. In addition to meeting-related materials, directors receive other regular and special reports throughout the year.

5. Selection of Board Agenda Items. For planning purposes, the Corporate Secretary prepares an annual Board planning calendar covering recurring and special agenda items. In determining the agenda for each Board meeting, the Lead Director and Chairman also take into account input from other directors and senior management.

6. Access to Management and Independent Advisors. Board members have unrestricted access to management. The Board and each Board committee have the authority and funding to retain and utilize independent legal, accounting and other experts and consultants as they may deem appropriate.

7. Executive Sessions. The independent directors meet regularly without any members of management being present. At least once each year, directors qualifying under the NYSE’s independence standards meet in executive session. The Lead Director presides over the executive sessions of the independent directors.

D.	COMMITTEES OF THE BOARD

1. Committees and Responsibilities. Pursuant to Kraft’s By-Laws, the Board may establish committees from time to time to assist it in the performance of its responsibilities: There are currently four Board committees:

Audit Committee:

The committee monitors Kraft’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent auditors, and the performance of the internal auditors.

Compensation Committee:

The committee oversees Kraft’s executive compensation, including determining the compensation of the Chief Executive Officer, producing an annual Compensation Committee report on executive compensation to be included in Kraft’s Proxy Statement in accordance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”), and reviewing the succession plans for the Chief Executive Officer and other senior executives.

Nominating and Governance Committee:

The committee is responsible for identifying and vetting individuals qualified to become Board members, recommending a slate of nominees for election at each Annual Meeting of Shareholders, making recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its committees, developing and recommending to the Board Kraft’s corporate governance principles and overseeing the evaluation of the Board and its committees and management.

Public Affairs Committee:

The committee oversees Kraft’s attention to public policy and social trends affecting Kraft; social accountability; business practices of special interest to policy-makers and the public at large; Kraft’s global communication, media relations and community relations; emergency preparedness and business continuity; Kraft’s Political Action Committee; the impact of business operations and business practices on communities where Kraft does business; Kraft’s corporate citizenship programs and activities, including charitable contributions; and shareholder proposals related to public issues.

The committee charters are available at www.kraft.com.

2. Membership and Chairs of Committees. Based upon the Nominating and Governance Committee’s recommendation, the Board appoints the committee members and chairs. Audit Committee, Compensation Committee, Nominating and Governance Committee and Public Affairs Committee members shall meet NYSE’s independence requirements as well as the additional requirements for committee membership established by NYSE and any other applicable laws, rules and regulations and the applicable committee charter. At least one Audit Committee member shall be an “audit committee financial expert” as defined in the SEC’s regulations. Generally, the Board does not favor mandatory rotation of committee assignments or chairs, believing that experience and continuity are more important. However, from time to time, as the Board composition changes, the Nominating and Governance Committee may recommend rotation of committee and committee chair assignments.

3. Committee Agendas, Meetings, and Reports to the Board. Each committee chair, in consultation with the other committee members and management, sets meeting agendas and determines the frequency and length of committee meetings. Each committee reports its actions and recommendations to the Board. All directors receive copies of all committee minutes.

E.	PERFORMANCE EVALUATION AND SUCCESSION PLANNING

1. Annual CEO Evaluation and CEO Compensation. The Compensation Committee establishes annual and long-term financial and strategic goals and objectives for the Chairman and Chief Executive Officer; annually evaluates the Chairman and Chief Executive Officer’s performance against these goals and objectives; and based on this evaluation, determines and approves the Chief Executive Officer’s compensation. The Compensation Committee seeks input from and reports to the Board on its Chief Executive Officer evaluation and its compensation actions. The Chair of the Compensation Committee communicates this evaluation and compensation actions to the Chief Executive Officer.

2. Succession Planning. The Compensation Committee oversees and reviews the development of executive succession plans, evaluates and makes recommendations to the Board regarding potential Chief Executive Officer candidates, and reviews candidates to fill other senior executive positions. The Compensation Committee also recommends to the Board succession plans in the event of an emergency or the Chief Executive Officer’s retirement.

3. Board and Committee Self-Evaluations. The Nominating and Governance Committee develops and recommends to the Board and then oversees an annual self-evaluation process for the Board and the Board’s committees. The Board discusses the results of these self-evaluations to determine whether the Board and its committees are functioning effectively and what actions are needed to improve their effectiveness.

F.     BOARD COMPENSATION

The Compensation Committee periodically benchmarks non-employee director compensation against the Compensation Survey Group and general industry data, considers the appropriateness of the form and amount of non-employee director compensation, and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. The Board believes that a substantial portion of non-employee director compensation should be equity based to assist in aligning directors’ interests with shareholders’ long-term interests.

Stock ownership guidelines further align the interests of directors with those of Kraft’s shareholders. Kraft’s independent directors are expected to hold Kraft common stock in an amount equal to five times the annual Board retainer. Directors are expected to attain that ownership level within five years of becoming a director. Stock ownership is defined as direct ownership of Kraft Foods Inc. common stock, including sole ownership, direct purchase plan shares, restricted shares, restricted stock units, deferred shares and shares held in accounts over which the director has direct or indirect ownership control. If a director does not meet the guideline level within the required timeline, the Lead Director may take any further action as deemed appropriate depending on the circumstances of the director’s situation and taking into consideration any potential financial hardship. The current annual Board retainer is $70,000, making the expected ownership requirement $350,000 after five years. To attain the expected ownership within five years, an independent Kraft director can:

•     Retain shares or deferred shares granted annually under the 2006 Stock Compensation Plan for Non-Employee Directors (even allowing for tax-withholding upon vesting). The 2007 grant was valued at $115,000.

•     Defer the annual Board retainer into share equivalents.

•     Purchase shares on the open market.

If the Board increases the annual retainer, the stock ownership guidelines would increase accordingly.

Employees of Kraft or any of its subsidiaries who serve as directors receive no additional compensation for such service.

G.     CONFIDENTIAL VOTING

Kraft holds the votes of each shareholder in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against Kraft, (b) in the case of a contested proxy solicitation, (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. Kraft retains an independent tabulator to receive and tabulate the proxies. Kraft retains an independent inspector of election to certify voting results.

H.     REVIEW OF THESE GUIDELINES

The Board has the authority to amend these Guidelines. At least annually, the Nominating and Governance Committee reviews these Guidelines. It reports on its review and recommends any changes to the Board.

Code of Business Conduct and Ethics for Directors and Code of Conduct for Compliance and Integrity

Kraft has a Code of Business Conduct and Ethics for Directors (the “Ethics Code”) and a Code of Conduct for Compliance and Integrity that applies to all Kraft employees. The Ethics Code focuses on areas of ethical risk, provides guidance to help directors recognize and handle ethical issues, provides mechanisms to report unethical conduct, and fosters a culture of honesty and integrity. On our Web site, we file certain amendments to our codes of conduct and disclose any waiver granted to our principal executive officer, principal financial officer, principal accounting officer or controller under our codes of conduct.

Corporate Governance Materials Available at www.kraft.com/investor and from our Corporate Secretary

Shareholders and others can access our corporate governance materials, including the Articles of Incorporation, Amended and Restated By-Laws (our “By-Laws”), Board committee charters, the Ethics Code and employee code of conduct and other related corporate governance related materials at our Web site at www.kraft.com/investor. Copies of these materials are also available free of charge to any shareholder who sends a written request to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

The information on our Web site is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other Kraft filings with the SEC.

Director Independence

The Guidelines require that at least 75% of the Board meet the NYSE’s listing standards’ “independence” requirements. A director is considered independent if the Board makes an affirmative determination after reviewing all relevant information that a director has no material relationship with Kraft. To assist in this determination, the Board has adopted categorical standards of director independence, which conform to the independence criteria specified by the NYSE. These standards are listed on Annex A of the Guidelines, attached to this Proxy Statement as Exhibit A.

After considering these categorical standards and the NYSE’s listing standards, the Board determined that the following directors are independent: Ajay Banga, Jan Bennink, Myra M. Hart, Lois D. Juliber, Mark D. Ketchum, Richard A. Lerner, M.D., John C. Pope, Fredric G. Reynolds, Mary L. Schapiro, Deborah C. Wright and Frank G. Zarb. Irene B. Rosenfeld, due to her employment with Kraft, is not considered an independent director.

In making its determination, the Board considered that Mr. Banga is Citigroup Inc.’s Chairman and Chief Executive Officer, Global Consumer Group–International. We purchase banking services from Citigroup in the ordinary course of business. The Board also considered Mr. Reynolds’ position as Executive Vice President and Chief Financial Officer of CBS Corporation, a television broadcast company from which we purchase advertising.

Executive Sessions of the Board

The Lead Director, Mary L. Schapiro, presides over executive sessions of the independent directors. These sessions are held at each regular Board meeting. Ms. Schapiro also presides over any Board meeting at which the Chairman is not present.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and meetings of the committees on which they serve, but we understand that occasionally a director may be unable to attend a meeting. The Board held 18 meetings in 2007 and acted by unanimous consent once. All nominees who were serving as directors at the time of the 2007 Annual Meeting of Shareholders attended that meeting, except for Jan Bennink, who could not attend because of a previous business commitment. All nominees who served as directors in 2007 attended at least 88% of the aggregate number of meetings of the Board and all committees on which they served.

Communications with the Board

Shareholders and other interested parties can communicate with the Lead Director, the Board or independent directors, individually or as a group, by writing to them in care of our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093 or by sending an e-mail to Kraft-Board@kraft.com. The Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Kraft executive. The Corporate Secretary does not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any independent director who requests them.

Committee Membership

Our Board designates the members and chairs of committees based on the Nominating and Governance Committee’s recommendation. During 2007, the Board had three standing committees: Audit, Compensation, and Nominating and Governance. Committee membership was:

2007 Committee Membership

Name	Audit	Compensation	Nominating and Governance
Ajay Banga	-	X	X
Jan Bennink	-	X	X
Mark D. Ketchum	-	X	X
Richard A. Lerner, M.D.	X	-	X
John C. Pope	Chair	X	-
Mary L. Schapiro	X	-	Chair
Deborah C. Wright	X	Chair	-

Number of Meetings in 2007	12	9	6

In 2007, the Board reassessed its committee structure and decided to establish the Public Affairs Committee. Effective February 2008, the Board has four standing committees: Audit, Compensation, Nominating and Governance, and Public Affairs. Committee membership effective February 2008 is:

Committee Membership Effective February 2008

Name	Audit	Compensation	Nominating and Governance	Public Affairs
Ajay Banga	-	Chair	X	-
Jan Bennink	X	-	-	X
Myra M. Hart	-	X	X	-
Lois D. Juliber	-	X	-	X
Mark D. Ketchum	-	X	X	-
Richard A. Lerner, M.D.	-	-	X	X
John C. Pope	Chair	X	-	-
Fredric G. Reynolds	X	-	-	X
Mary L. Schapiro	X	-	Chair	-
Deborah C. Wright	-	X	-	Chair
Frank G. Zarb	X	-	-	X

The Board has adopted a written charter for each committee. The charters define each committee’s roles and responsibilities. The charters are attached to this Proxy Statement as Exhibits B, C, D and E and are also available at www.kraft.com/investor. We will provide copies of these charters free of charge to any shareholder who sends a written request to the Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

PUBLIC AFFAIRS COMMITTEE MATTERS

The Public Affairs Committee was established effective February 2008. The Board has determined that all of the committee members are independent within the meaning of the NYSE’s listing standards. The committee is responsible for discharging the Board’s responsibilities relating to public policy issues. Its specific responsibilities are set forth in its charter, which is attached to this Proxy Statement as Exhibit B.

NOMINATING AND GOVERNANCE COMMITTEE MATTERS

The Board has determined that all of the Nominating and Governance Committee members are independent within the meaning of the NYSE’s listing standards. The committee’s responsibilities are set forth in its charter, which is attached to this Proxy Statement as Exhibit C.

Process for Nominating Directors

The Nominating and Governance Committee is responsible for identifying and evaluating nominees for director and recommending to the Board nominees for election at the Annual Meeting of Shareholders. The committee relies on nominee suggestions from the directors, shareholders, management and others. From time to time, the committee retains executive search and board advisory consulting firms to assist in identifying and evaluating potential nominees. During 2007, the committee retained London-based MWM Consulting and New York-based Heidrick & Struggles for this purpose.

In evaluating potential nominees for Board membership, the committee may consider many factors, including whether the individual meets the Board’s requirements for independence, the individual’s understanding of our global businesses and markets, the individual’s professional expertise and educational background, and other factors that promote diversity of views and experience. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending for nomination a group of directors that can best perpetuate our success and represent shareholder interests. In determining whether to recommend a director for re-election, the committee also considers the director’s past attendance at meetings and participation in and contributions to Board and committee activities. In evaluating potential nominees, the committee may identify certain skills or attributes (e.g., financial experience, global business experience) as being particularly desirable to help meet specific Board needs.

The committee will consider any candidate suggested for election to the Board who is properly presented by a shareholder. The committee evaluates candidates suggested by shareholders and then will make a recommendation to the Board using the same criteria described above. After the Board’s full consideration of a shareholder’s suggestion for election to the Board, the Corporate Secretary will notify the shareholder of the Board’s conclusion.

ITEM 1. ELECTION OF DIRECTORS

The Board currently consists of 12 directors, each subject to annual election. Shareholders elected all of the current directors at the 2007 Annual Meeting, except for Myra M. Hart, Lois D. Juliber, Fredric G. Reynolds and Frank G. Zarb, whom the Board appointed in November and December of 2007.

The Nominating and Governance Committee recommended to the Board, and the Board approved, the nomination of these 12 director nominees, each for a term ending at the 2009 Annual Meeting of Shareholders or until his or her successor has been duly chosen and qualified:

•	Ajay Banga

•	Jan Bennink

•	Myra M. Hart

•	Lois D. Juliber

•	Mark D. Ketchum

•	Richard A. Lerner, M.D.

•	John C. Pope

•	Fredric G. Reynolds

•	Irene B. Rosenfeld

•	Mary L. Schapiro

•	Deborah C. Wright

•	Frank G. Zarb

If any of the nominees should be unavailable to serve due to an unanticipated event, the Board may designate another person as a substitute nominee or amend our By-Laws to reduce the number of directors. If the Board substitutes another nominee, your proxy will be voted for the substitute nominee.

On November 7, 2007, we entered into an agreement with one of our shareholders, Trian Fund Management, L.P., certain funds managed by it and certain of its affiliates (collectively, “Trian”). In the agreement, we confirmed the Board’s intention to appoint Ms. Juliber and Mr. Zarb as directors, and to include each of them as nominees at our 2008 and 2009 Annual Meetings. Trian confirmed, among other matters, that they would support the Board’s full list of nominees at our 2008 and 2009 Annual Meetings, and agreed to a standstill agreement with us. A copy of the agreement with Trian was included in our Current Report on Form 8-K that we filed with the SEC on November 7, 2007.

Heidrick & Struggles, a third-party executive search firm, suggested Ms. Juliber and Mr. Reynolds, Trian suggested Mr. Zarb, and Ms. Rosenfeld suggested Dr. Hart as potential nominees to the Board. Ms. Schapiro recommended the appointment of each of these four individuals to the Board.

None of the nominees is related to another or to any executive officer of Kraft or its subsidiaries by blood, marriage or adoption.

The following is information regarding each nominee as of March 25, 2008:

Ajay Banga Chairman and Chief Executive Officer, Global Consumer Group– International, Citigroup Inc. Director since January 2007 Age: 48	Since August 2005, Mr. Banga has been the Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group–International, a global financial services company. Mr. Banga previously served as an Executive Vice President of Citigroup’s Global Consumer Group and President of Citigroup’s Retail Banking North America. Since joining Citigroup in 1996, Mr. Banga has worked as business head for CitiFinancial and the U.S. Consumer Assets Division and as division executive for the consumer bank in Central/Eastern Europe, Middle East, Africa and India. Mr. Banga is a member of the Financial Services Roundtable, Vice Chairman of the Board of Trustees of the New York Hall of Science, and a Trustee of the National Urban League and of the Asia Society.

Jan Bennink Former Chief Executive Officer and President of the Executive Board, Royal Numico N.V. Director since December 2004 Age: 51	Mr. Bennink was Chief Executive Officer and President of the Executive Board of Royal Numico N.V., a market leader in infant and clinical nutrition, from 2002 until October 2007. Prior to that time, he served as Senior Vice President of Dairy for Group Danone from 1997 until 2002.

Myra M. Hart Professor, Harvard Business School (Retired) Director since December 2007 Age: 67	Since 1995, Dr. Hart has served as Professor at the Harvard Business School though she has recently retired from teaching in the Master of Business Administration program. From 1985 until 1990, Dr. Hart was a member of the Staples, Inc. founding management team, leading operations, strategic planning and growth implementation in new and existing markets. She is a director of Office Depot Inc., Nina McLemore Inc., Summer Infant, Inc. and IntelliVid Corporation. Dr. Hart is a director of the Center for Women’s Business Research and a Trustee Emeritus of Cornell University. Dr. Hart is a Trustee of Babson College.

Lois D. Juliber Former Vice Chairman and Chief Operating Officer, Colgate- Palmolive Company Director since November 2007 Age: 59	Ms. Juliber served as a Vice Chairman of the Colgate-Palmolive Company, a global consumer products company, from July 2004 until April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from March 2000 to July 2004, as its Executive Vice President–North America and Europe from 1997 until March 2000 and as President of Colgate North America from 1994 to 1997. Ms Juliber serves on the boards of Goldman Sachs Group Inc. and E.I. du Pont De Nemours and Company. She is Chairman of the MasterCard Foundation. Ms. Juliber is a Trustee of Wellesley College and a director of Girls Inc. and Women’s World Banking.

Mark D. Ketchum President and Chief Executive Officer, Newell Rubbermaid, Inc. Director since April 2007 Age: 58	Mr. Ketchum has been President and Chief Executive Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, since February 2006. Previously, he served as interim President and Chief Executive Officer of Newell Rubbermaid Inc. from October 2005 to February 2006. From 1999 to 2004, Mr. Ketchum was President, Global Baby and Family Care of The Procter & Gamble Company. Mr. Ketchum joined Procter & Gamble in 1971, and thereafter served in a variety of roles, including Vice President and General Manager–Tissue/Towel from 1990 to 1996 and President–North American Paper Sector from 1996 to 1999.

Richard A. Lerner, M.D. President, The Scripps Research Institute Director since January 2005 Age: 69	Dr. Lerner has been President of The Scripps Research Institute, a private, non-profit biomedical research organization, since 1986. He serves on the boards of Opko Health, Inc.; Sequenom, Inc.; Xencor, Inc.; and Intra-Cellular Therapies, Inc. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences.

John C. Pope Chairman, PFI Group, LLC Director since July 2001 Age: 58

Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities, since July 1994. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities with United Airlines and its parent, UAL Corporation, including as a Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer, and Executive Vice President, Marketing and Finance. He serves on the boards of Con-way, Inc.; Dollar Thrifty Automotive Group, Inc.;

R.R. Donnelley and Sons Co.; and Waste Management, Inc. where he is also non-executive Chairman of the Board. He also serves on the board of the John G. Shedd Aquarium in Chicago, Illinois.

Fredric G. Reynolds Executive Vice President and Chief Financial Officer, CBS Corporation Director since December 2007 Age: 57

Mr. Reynolds has served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, since January 2006. From 2001 until assuming his current position, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and Executive Vice President and Chief Financial Officer of the businesses that comprised Viacom Inc.

Mr. Reynolds is a certified public accountant and a Trustee of the University of Miami.

Irene B. Rosenfeld Chairman and Chief Executive Officer, Kraft Foods Inc. Director since June 2006 Age: 54	Ms. Rosenfeld was appointed Chief Executive Officer of Kraft in June 2006 and to the additional office of Chairman in March 2007. Prior to that, she had been Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, Inc., from September 2004 to June 2006. Previously, Ms. Rosenfeld had been employed continuously by Kraft and its subsidiaries and predecessor, General Foods Corporation, in various capacities since 1981, including President of Kraft Foods North America and, before that, President of Operations, Technology, Information Systems and Kraft Foods Canada, Mexico and Puerto Rico. Ms. Rosenfeld is a Trustee of Cornell University.

Mary L. Schapiro Chief Executive Officer, Financial Industry Regulatory Authority (FINRA) Director since July 2001 Lead Director since March 2007 Age: 52

Ms. Schapiro assumed her current position as Chief Executive Officer of the Financial Industry Regulatory Authority (FINRA) in July 2007. FINRA was created through the merger of the National Association of Securities Dealers, Inc. (NASD) and the member regulation functions of NYSE Regulation. FINRA is the world’s largest private sector regulator of securities markets. Prior to the creation of FINRA,

Ms. Schapiro was the Chairman and Chief Executive Officer of NASD, having previously held the position of Vice Chairman of NASD and President of the Regulatory Policy and Oversight Division since 2001, and President of NASD Regulation, Inc. since 1996. Prior to joining NASD, she was chair of the Commodity Futures Trading Commission and a Commissioner of the SEC. Ms. Schapiro serves on the board of Duke Energy Corporation. She is a Trustee of Franklin and Marshall College.

Deborah C. Wright Chairman, President and Chief Executive Officer, Carver Bancorp, Inc. Director since July 2001 Age: 50	Ms. Wright has been President and Chief Executive Officer of Carver Bancorp, Inc., the holding company for Carver Federal Savings Bank, a federally chartered savings bank, since 1999. She was elected Chairman in 2005. Previously, she served as President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation from 1996 to 1999. She serves on the board of Time Warner Inc. Ms. Wright also is a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and she serves on the boards of the Partnership for New York City and the Children’s Defense Fund.

Frank G. Zarb Managing Director, Hellman & Friedman LLC Director since November 2007 Age: 73	Mr. Zarb has been a Managing Director of Hellman & Friedman LLC, a private equity firm, since 2002. He is non-executive Chairman of Promontory Financial Group, LLC. Previously, he served as Chairman and Chief Executive Officer of NASD and The Nasdaq Stock Market, Inc. from 1997 to 2001. He serves on the board of American International Group, Inc. Mr. Zarb is a Trustee of Hofstra University.

The Board recommends a vote FOR the election of each of the nominees.

AUDIT COMMITTEE MATTERS

The Board established the separately standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all members of the Audit Committee are independent within the meaning of the NYSE’s listing standards and Rule 10A-3 of the Exchange Act. The Board has also determined that all committee members are financially literate within the meaning of the NYSE’s listing standards and that John C. Pope and Fredric G. Reynolds are “audit committee financial experts” within the meaning of SEC regulations. Because Mr. Pope serves on the audit committees of more than three public companies, the Board reviewed his meeting attendance record and other relevant information and determined that Mr. Pope’s simultaneous service on these audit committees does not impair his ability to serve effectively on our Audit Committee. No committee member received any payments in 2007 from us other than compensation received as a director.

Under its charter, which is attached to this Proxy Statement as Exhibit D, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. Among other duties, the committee is directly responsible for the appointment and oversight of our principal independent auditors.

The committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by Kraft. We encourage employees and those outside Kraft to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, you should e-mail us at Kraft-FinancialIntegrity@Kraft.com.

Audit Committee Report for the Year Ended December 31, 2007

Management has primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The Audit Committee monitors our financial reporting processes and systems of internal control over financial reporting, the independence and performance of the independent auditors, and the performance of the internal auditors.

Management represented to the Audit Committee that Kraft’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. Management also represented that they assessed the effectiveness of Kraft’s internal control over financial reporting as of December 31, 2007 and determined that, as of that date, Kraft maintained effective internal control over financial reporting. The Audit Committee reviewed and discussed with management and the independent auditors this assessment of internal control over financial reporting.

The Audit Committee also discussed with the independent auditors both their evaluation of the accounting principles, practices and judgments applied by management, and any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the SEC and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Audit Committee received from the independent auditors a letter describing any relationships with Kraft that may bear on their independence and discussed with the independent auditors the auditors’ independence from Kraft and its management. The Audit Committee reviewed and approved the audit fees of the independent auditors. The Audit Committee also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence, as well as compliance with Kraft’s and the Audit Committee’s policies.

The Audit Committee discussed with the internal auditors and independent auditors the overall scope and plans for their respective audits for the year 2008. The Audit Committee met and will meet with the internal auditors and with the independent auditors, separately, with and without management present, to discuss the financial reporting processes and internal accounting controls. The Audit Committee reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management’s responses.

Based upon the reports and discussions described in this report and without other independent verification, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Kraft’s Annual Report on Form 10-K/A for the year ended December 31, 2007, which was filed with the SEC on February 26, 2008.

Audit Committee:

John C. Pope, Chair

Jan Bennink

Fredric G. Reynolds

Mary L. Schapiro

Frank G. Zarb

The information contained in the report above shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Kraft specifically incorporates it by reference in such filing.

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization by management within the pre-approved category spending limits. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary for Kraft to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, specific pre-approval of the Audit Committee is required before engaging the independent auditors. The committee delegated pre-approval authority to its chair for those instances when pre-approval is needed prior to a scheduled committee meeting. The chair of the committee must report on such pre-approval decisions at the committee’s next regular meeting.

The Audit Committee pre-approved all audit and non-audit services provided by the independent auditors during 2007.

Independent Auditors’ Fees

Aggregate fees for professional services rendered by our independent auditors, PricewaterhouseCoopers LLP, for 2006 and 2007 were:

	2007	2006
Audit Fees	$14,338,000	$14,700,000
Audit-Related Fees	1,769,000	2,300,000
Tax Fees	1,500,000	1,500,000
All Other Fees	0	0

Total	$17,607,000	$18,500,000

•

“Audit Fees” include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates, and our internal control over financial reporting, and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements).

•

“Audit-Related Fees” include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures, and procedures relating to various other audit and special reports.

•	“Tax Fees” include professional services in connection with tax compliance and advice.

•	All fees above include out-of-pocket expenses.

ITEM 2. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee is responsible for the selection, retention, termination and oversight of our independent auditors. The Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as our independent auditors for 2008. PricewaterhouseCoopers LLP has been our independent auditor since 2001. The Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors.

The Board and the Audit Committee are not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the selection, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another auditor. Furthermore, even if the selection is ratified, the Audit Committee may direct the appointment of a different independent auditor at any time during 2008 if, in its discretion, it determines that such a change would be in Kraft’s and its shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and that they will have an opportunity to respond to appropriate questions from shareholders.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Kraft’s independent auditors.

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING

Management does not know of any business, other than that described in this Proxy Statement, which may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists entirely of independent directors who the Board has determined to be independent within the meaning of the NYSE’s listing standards. None of the Compensation Committee’s members:

•	Is or has been an officer or employee of Kraft;

•

Is or was a participant in a “related person” transaction in 2007 (for a description of our policy on related person transactions, see “Certain Relationships and Transactions with Related Persons” in this Proxy Statement); or

•	Is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Responsibilities

The Compensation Committee’s responsibilities are set forth in its charter, which is attached to this Proxy Statement as

Exhibit E. They include, among other duties, the responsibility to:

•	Establish our executive compensation philosophy;

•	Determine the group of companies used to benchmark executive and director compensation;

•	Assess the appropriateness and competitiveness of our executive compensation programs, including severance programs and executive retirement income design;

•

Review and approve goals and objectives of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of these goals and objectives and, based upon its evaluation, determine both the elements and amounts of the Chief Executive Officer’s compensation, as well as perquisites;

•	Review management’s recommendations for, and approve the compensation of, the Chief Executive Officer’s executive direct reports;

•	Determine annual incentive compensation, equity awards and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•	Determine policies governing option and other stock grants;

•

Make recommendations to the Board with respect to incentive plans requiring shareholder approval; approve eligibility for and design of executive compensation programs implemented under shareholder-approved plans;

•	Monitor compliance by executives and directors with Kraft’s stock ownership guidelines;

•	Oversee the management development and succession planning process for the Chief Executive Officer and his or her executive direct reports and, as appropriate, evaluate potential candidates;

•	Periodically assess the appropriateness of, and advise the Board regarding, the compensation of non-employee directors for service on the Board and its committees;

•	Review and discuss with management the Compensation Discussion and Analysis included in our annual Proxy Statement; and

•	Produce and approve the committee’s annual report included in our annual Proxy Statement.

Processes and Procedures

The Compensation Discussion and Analysis, included in this Proxy Statement, addresses the Compensation Committee’s primary processes for establishing and overseeing executive compensation. Additional processes and procedures include:

•	Meetings. The committee meets several times each year to address our compensation programs, benefit plans and policies.

•

Role of Independent Consultant. The committee retained Hewitt Associates LLC (“Hewitt”) as its independent compensation consultant to assist in evaluating executive compensation programs and to advise regarding the amount and form of executive and director compensation. The use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with Kraft’s objectives. The independent consultant is engaged directly by the committee, regularly participates in committee meetings at which compensation is an agenda item, including executive sessions of the committee, and advises the committee with respect to compensation trends and best practices, plan design, and the reasonableness of compensation awards. In addition, with respect to the Chief Executive Officer, the consultant prepares specific compensation analyses for the committee’s consideration; the Chief Executive Officer does not participate in the development of the analyses and has no knowledge of the information in these analyses when they are presented to the committee. The independent consultant plays a similar role in analyzing the amount or form of director compensation.

•

Role of Executive Officers and Management. Each year, the Chief Executive Officer presents his or her compensation recommendations for each of the other named executive officers, his or her remaining direct reports and other executive officers (as described under “Compensation Discussion and Analysis”). The committee reviews and discusses these recommendations with the Chief Executive Officer and has full discretion over all recommended compensation actions. Executive officers do not play a role in determining or recommending the amount or form of director compensation.

Independence of Compensation Consultant to the Compensation Committee

Hewitt has served as the Compensation Committee’s independent executive compensation consultant since 2006. During 2007, Hewitt provided the committee advice and services which included, for example, providing competitive market compensation data for executive positions, providing “best practices” in developing our change-in-control plan, designing our annual and long-term incentive plans, and participating in meetings of the committee at which compensation was an agenda item. For the year ended December 31, 2007, Hewitt billed Kraft $0.5 million for advice and services to the committee.

The committee believes that its consultant should be able to render advice to the committee independent of management’s influence. Therefore, the committee has taken numerous steps to satisfy this objective. At the outset, the committee retained Hewitt independent of management. At least annually, the committee reviews the types of advice and services provided by Hewitt and the fees charged for those services. The Hewitt consultants report directly to the committee on all executive compensation matters; meet separately with the committee outside the presence of management at each meeting; and speak separately with the committee chair and other committee members between meetings, as necessary or desired. Interactions between the Hewitt consultants and management are limited to those which Hewitt needs to provide the committee with relevant information and appropriate recommendations. Hewitt has taken its own steps to separate the executive compensation consulting services provided to the committee from other services provided to Kraft. The team of Hewitt executive compensation professionals working with the lead Hewitt consultant does not work on other consulting assignments for Kraft or any of its divisions.

With the committee’s knowledge and subject to annual or more frequent reviews, Hewitt also provides a range of consulting services to Kraft and its divisions. Those services include consulting and outsourcing services for Kraft retirement plans, consulting services on Kraft talent and organizational design, and employee communications. For these services, Hewitt billed Kraft $4.1 million for the year ended December 31, 2007.

In 2008, the Compensation Committee agreed to adopt an approach for Kraft’s use of Hewitt for all non-executive compensation related services in the future. The approach will be generally consistent with the Audit Committee’s management of Kraft’s relationship with PricewaterhouseCoopers LLP, Kraft’s independent auditors. The approach will generally include pre-notification to the Compensation Committee of management’s use of Hewitt’s services.

Compensation of Directors

Directors who are full-time Kraft employees receive no compensation for their services as a director. Directors who were full- time employees of Altria Group, Inc. (“Altria”) prior to the March 30, 2007 spin-off of Kraft Foods Inc. received no compensation for their service as a director. Therefore, Louis C. Camilleri, Dinyar S. Devitre and Charles R. Wall, all of whom were Kraft employee directors before the spin-off, received no additional compensation for their service as directors. In connection with the spin-off, Messrs. Devitre and Wall resigned from the Board effective March 30, 2007. After the spin-off, at the request of the Board, Mr. Camilleri continued to serve as a director until December 7, 2007, but declined all compensation.

The table below summarizes the cash and equity compensation elements in place during 2007 for our non-employee directors. We modified our director compensation program effective April 1, 2007.

Compensation Element	Prior to April 1, 2007	Effective April 1, 2007
Annual Board Retainer	$40,000	$70,000
Annual Chair Retainer	$10,000	$10,000
Board Meeting Fees	$2,000 per meeting	$0
Committee Meeting Fees	$2,000 per meeting	$2,000 per meeting
Annual Lead Director Retainer	$0	$30,000
Annual Stock Grant Value	$115,000	$115,000

The program changes were based on the results from the annual review of compensation levels of Kraft’s non-employee directors compared to that of non-employee directors at companies in Kraft’s Compensation Survey Group (discussed in more detail under the heading “Compensation Discussion and Analysis - Our Compensation Program Design - Benchmarking”). The review was conducted by Kraft’s independent compensation advisor, Hewitt. The annual stock grant is still subject to a one-year restriction period.

Directors can defer 25%, 50%, 75% or 100% of their cash retainer and meeting fees into accounts that mirror the funds in the Kraft Thrift 401(k) Plan, pursuant to the 2001 Compensation Plan for Non-Employee Directors. Directors can also defer receipt of their annual stock grant until a future distribution date, pursuant to the 2006 Stock Compensation Plan for Non-Employee Directors. Dividends on deferred stock grants are reinvested in deferred shares until the previously elected distribution date.

In addition to cash payments and stock awards, members of the Board receive $100,000 in term life insurance coverage under the Kraft Foods Global, Inc. Life Insurance Plan.

Non-employee directors may also participate in the Kraft Foods Matching Gift Program upon becoming members of the Board. Generally, Kraft employees must wait a year before they can participate in the program. Other than the waiver of the one-year waiting period, non-employee directors participate in the program on the same terms as our employees. Under the program, Kraft matches up to $15,000 per director per year in contributions to 501(c)(3) non-profit organizations. In 2007, the following directors participated in this program: Myra M. Hart, Mark D. Ketchum, Richard A. Lerner, M.D., John C. Pope, Mary L. Schapiro and Deborah C. Wright.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Banga, A.	78,900	76,675	120	155,695
Bennink, J.	104,000	115,016	120	219,136
Camilleri, L.(4)	0	0	0	0
Hart, M.	0	0	7,510	7,510
Juliber, L.	0	0	20	20
Ketchum, M.	40,450	76,675	10,090	127,215
Lerner, R.	108,000	115,016	15,120	238,136
Pope, J.	128,000	115,016	15,120	258,136
Reynolds, F.	0	0	10	10
Schapiro, M.	131,000	115,016	15,120	261,136
Wright, D.	120,000	115,016	15,120	250,136
Zarb, F.	0	0	20	20

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the 2001 Kraft Foods Inc. Compensation Plan for Non-Employee Directors.

(2)	The amounts shown in this column represent the value of stock awards based on the Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) valuation methodology that is used to value stock awards to all directors. The valuation methodology is in accordance with the same assumptions disclosed in Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K/A for the year ended December 31, 2007. Restrictions on stock awards lapse one year from the date of grant. The 2007 Non-Employee Director Stock Awards Table below provides further detail on the non-employee director grants made in 2007 and the number of stock awards and stock options outstanding as of December 31, 2007.

(3)	Includes life insurance premiums paid on behalf of the directors and Kraft contributions made as part of the Kraft Foods Matching Gift Program.

(4)	Mr. Camilleri declined all compensation in connection with his Board responsibilities. Mr. Camilleri resigned from the Board on December 7, 2007.

2007 Non-Employee Director Stock Awards Table

	Stock Awards
Name	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Grant Date Fair Value of Stock or Units(1) ($)
Banga, A.	3,444	115,012
Bennink, J.	3,444	115,012
Ketchum, M.	3,444	115,012
Lerner, R.	3,444	115,012
Pope, J.	3,444	115,012
Schapiro, M.	3,444	115,012
Wright, D.	3,444	115,012

(1)	The stock awards are valued based on the grant date fair value of the award as defined for purposes of FAS 123R. The fair value is equal to the average of the high and low trading prices on the grant date as reported on the NYSE.

As of December 31, 2007, our fiscal year-end, the number of outstanding shares of restricted or deferred stock held by directors is the same as the number of shares shown in the table above. On December 31, 2007, directors held outstanding Kraft options as follows: Mr. Pope–3,995; Ms. Schapiro–3,995; and Ms. Wright–3,995. None of our other current non-employee directors hold outstanding Kraft stock options.

Compensation Committee Report for the Year Ended December 31, 2007

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussion referred to above, the committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in Kraft’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, which was filed with the SEC on February 26, 2008.

Compensation Committee:

Ajay Banga, Chair

Myra M. Hart

Lois D. Juliber

Mark D. Ketchum

John C. Pope

Deborah C. Wright

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis provides our shareholders with:

•	Detailed information about our goals for compensating our executive officers;

•	An explanation of the tables and other disclosures that follow; and

•

A description of how we have designed our compensation program and an explanation of how executive compensation decisions reflect both Kraft’s business performance and individual performance goals for each of our named executive officers.

Our “named executive officers” are those individuals who served as Kraft’s Chief Executive Officer and Chief Financial Officer during 2007, as well as those individuals included in the 2007 Summary Compensation Table under the heading “Executive Compensation Tables,” as determined under applicable SEC rules. While the named executive officers include James P. Dollive, he concluded his tenure as Executive Vice President and Chief Financial Officer effective October 1, 2007. Mr. Dollive remained with Kraft until his retirement effective March 1, 2008. Timothy R. McLevish has served as our Executive Vice President and Chief Financial Officer since October 1, 2007. In addition, while Franz-Josef Vogelsang is included as a named executive officer, he served as our Executive Vice President, Global Supply Chain until January 1, 2008.

The four primary goals of our compensation program are to:

1.	Attract, retain and motivate talented executive officers and develop world-class business leaders;

2.	Support business strategies that promote superior long-term shareholder returns;

3.	Align pay and performance by making a significant portion of our named executive officers’ and other executive officers’ compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	Align the interests of our executive officers and shareholders through stock ownership guidelines, equity-based incentive awards and other long-term incentive awards that link executive compensation to sustained and superior shareholder return.

Our Compensation Program Design

A summary of our executive compensation program appears in this Proxy Statement under “Summary of Compensation Program.” All named executive officers are eligible to participate in each element of our executive compensation program or an equivalent one, if the executive officer is referenced to a country other than the United States. A more detailed discussion of each element of our executive compensation program can be found under “Elements of Executive Compensation.” We use each element of compensation to satisfy one or more of our stated compensation goals. Our Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) regularly reviews the various elements of compensation to assure that they are aligned with Kraft’s and the individual executive officer’s goals. The executive compensation program is designed to achieve Kraft’s objectives by:

•

Benchmarking. We annually benchmark our target and actual compensation levels and pay-mix with a peer group of companies referred to as the “Compensation Survey Group.” We use this comparison to assure that our executive compensation and benefits package is competitive with the Compensation Survey Group. In addition, Kraft’s financial and shareholder return performance is compared against a separate peer group, referred to as the “Performance Peer Group,” which is more heavily focused on the food and beverage industry. The Performance Peer Group comparison assures that our long-term incentive plan links compensation to the delivery of superior financial results relative to industry peers. More information about the Compensation Survey Group and the Performance Peer Group can be found under “Benchmarking;”

•

Providing Fixed and Variable Compensation. We provide a mix of fixed and variable compensation (heavily weighted to variable compensation for the named executive officers) designed to attract, retain and motivate top-performing executives, as well as appropriately link compensation levels with the achievement of relevant financial and strategic goals. More information about pay-mix can be found under “2007 Pay-Mix;”

•

Providing Equity and Cash Incentives. We provide a mix of equity and cash incentives to focus executive officers on achieving performance results that drive long-term sustainable superior shareholder returns. More information about pay-mix can be found under “2007 Pay-Mix;”

•

Assessing Individual Performance and Potential. Awards to individual participants are based on individual performance and each executive officer’s potential for advancement within the organization. More information about individual performance assessments can be found under “Assessing Individual Performance;” and

•

Requiring Executive Stock Ownership. Our executive officers are expected to maintain or exceed specific levels of Kraft stock ownership in order to further align their interests with those of our shareholders. More information about stock ownership guidelines for executive officers can be found under “Stock Ownership Guidelines.”

Summary of Compensation Program

This table summarizes the elements and program objectives of our 2007 compensation program for executive officers, including named executive officers.

Program	Description	Program Objective
Annual Compensation

Base Salary	Ongoing cash compensation based on the executive officer’s role at Kraft.	• Retention • Attraction • Drive top-tier performance - Individual contribution

Annual Incentive Program(1)	Annual incentive with target award amounts for each executive officer. Awards are payable in cash only. Actual payouts could be higher or lower than target, based on business and individual performance.	• Drive top-tier performance - Across entire organization - Within business units - Individual contribution

Long-Term Incentive Compensation

Stock Awards(1)	Annual 2007 awards were made in restricted stock. Each executive officer has an award opportunity, based on his or her role at Kraft, long-term performance and potential for advancement.	• Drive top-tier performance - Long-term individual contribution - Recognize advancement potential - Aligns executive officer’s interests with shareholders • Retention • Stock ownership

Long-Term Incentive Program(1)	Long-term incentive with target award amounts established for each executive officer. Actual awards are linked to achievement of three-year Kraft goals. Actual payouts can be higher or lower than target, based on Kraft’s performance. Awards under the 2007 – 2009 performance cycle are payable in cash.	• Drive top-tier performance - Across entire organization - Increase shareholder value - Focus on long-term sustained success • Retention

Retirement Benefits

Defined Benefits Program	Generally provides for the continuation of a portion of total annual cash compensation (defined as base salary plus annual incentive award) at the conclusion of an executive officer’s career.	• Retention • Attraction • Provide financial security to long-service executive officers in retirement

Defined Contribution Program (“401(k)”)	Program under which Kraft matches U.S. executive officers’ contributions. Account balances are typically payable at the conclusion of an executive officer’s career.	• Retention • Attraction • Provide opportunity for financial security in retirement • Provide additional opportunity for stock ownership for U.S. executive officers

(1)	Effective January 1, 2008, we made program changes that further support our pay-for-performance philosophy. These changes are discussed under “Program Changes in 2008.”

Program	Description	Program Objective

Executive Benefits

Change-in-Control Plan	Executive separation program that provides for enhanced benefits in the event of an executive officer’s termination following a defined Kraft change-in-control.	• Retention • Focus on delivering top-tier shareholder value, specifically in periods of uncertainty • Supports effective transition

Executive Perquisites	Market-consistent program generally limited to a car allowance, financial counseling and personal use of Kraft’s aircraft (for the Chief Executive Officer only).	• Attraction • Retention • Supports personal financial planning needs • Security of executive officers

Other Benefits

Other Benefits	Medical, welfare and other benefits.	• Retention • Attraction

Benchmarking

Composition of the Compensation Survey Group

We annually compare our compensation program with those companies in the Compensation Survey Group. This annual review is designed to: (a) assure that our compensation program and target compensation levels are in line with market practice; and (b) maintain our ability to attract and retain the level of talent we need to drive sustainable superior shareholder returns.

To assure that the Compensation Survey Group includes the most appropriate companies, the Committee considers companies meeting the following criteria:

•	Are of similar revenue size and market capitalization;

•	Have a global focus;

•	Are recognized for their industry leadership and brand recognition;

•	Have executive positions similar in breadth, complexity and scope of responsibility; and

•	Compete with us for executive talent.

Based on this, and in consultation with management and with the assistance of Hewitt, the Committee selected these companies for the 2007 Compensation Survey Group:

Abbott Laboratories

Anheuser-Busch Companies, Inc.

Bristol-Myers Squibb Company

The Coca-Cola Company

Colgate-Palmolive Company

ConAgra Foods, Inc.

Eli Lilly and Company

General Mills, Inc.

Johnson & Johnson

Kellogg Company

Kimberly-Clark Corporation

McDonald’s Corporation Merck & Co., Inc. Nestle S.A. PepsiCo, Inc. Pfizer Inc. The Procter & Gamble Company Sara Lee Corporation Unilever N.V. The Walt Disney Company Wyeth

In determining appropriate compensation levels for the named executive officers, the Committee reviews compensation levels for similarly situated executives at companies in the Compensation Survey Group.

We use data obtained from the Compensation Survey Group through custom surveys administered by Hewitt and through the companies’ public filings.

Composition and Purpose of the Performance Peer Group

The Committee also reviews financial performance relative to the Performance Peer Group when assessing financial and total shareholder return under our Long-Term Incentive Plan, which is described under “Elements of Executive Compensation.” For 2007, the Performance Peer Group consists of companies considered by the Committee to be our market competitors, or that have been selected primarily on the basis of industry. There is substantial overlap (11 of the 18 companies) between the Performance Peer Group and the Compensation Survey Group. The major difference between the Performance Peer Group and the Compensation Survey Group is that the Performance Peer Group companies are more heavily focused on the food and beverage industry than the companies in the Compensation Survey Group and are included regardless of revenue size or market capitalization.

With respect to performance measures for our Long-Term Incentive Plan, we believe that it is relevant to compare our financial performance to a group of food and beverage companies as it is likely that our shareholders are comparing our financial performance to a similar group of companies when making investment decisions. We believe that this group is less relevant when comparing compensation levels at various positions within the organization due to Kraft’s size and complexity relative to several companies included in this group. The Performance Peer Group companies are:

Anheuser-Busch Companies, Inc. Cadbury Schweppes plc Campbell Soup Company The Clorox Company The Coca-Cola Company Colgate-Palmolive Company ConAgra Foods, Inc. Diageo plc General Mills, Inc.	Groupe Danone H.J. Heinz Company The Hershey Company Kellogg Company Nestle S.A. PepsiCo, Inc. The Procter & Gamble Company Sara Lee Corporation Unilever N.V.

2007 Competitive Positioning

Our compensation philosophy targets total compensation (defined as base salary, annual incentives and long-term cash and stock incentives) at the median, reflecting size-adjusted data, of the Compensation Survey Group. The Committee believes that targeting the size-adjusted median of the Compensation Survey Group will provide an opportunity to attract and retain talented employees. This positioning will also provide the appropriate opportunities for compensation at or above the median when business or shareholder return performance is above our peers, and below the median when business performance or shareholder return performance is below our peers.

Based on our annual revenue relative to the Compensation Survey Group (which is between the 50th and 75th percentile), the Committee believes that using size-adjusted data appropriately accounts for the complexity of Kraft relative to the Compensation Survey Group. Accordingly, the Committee has determined that the size-adjusted median, based on a regression analysis which correlates compensation elements and revenue size, is the appropriate benchmark by which to compare positions across the Compensation Survey Group.

2007 Pay-Mix

In determining the appropriate mix of cash and equity compensation for our executive officers, the Committee considered the practices of our peers in the Compensation Survey Group. A significant portion of our compensation is variable, meaning it is based either on business and/or individual performance or on the value of the award at the time of vesting or income recognition. Grants of annual and long-term cash incentives, restricted stock and stock options are variable.

Since a significant portion of compensation is variable, we are able to pay above the median of the Compensation Survey Group when superior business and/or individual performance is achieved. Conversely, executive officers may receive total compensation below the median when business and/or individual performance is below that of our peers.

There are no specific pre-established policies or targets for the allocation between either cash and equity or short-term and long-term compensation. However, by design, and as shown in the chart below, a significant portion of compensation is variable or “performance based,” of which a majority is provided in the form of long-term compensation. This assures that compensation delivered to the named executive officers and other executive officers is aligned with shareholder interests of delivering sustained superior shareholder returns. The Committee reviews competitive information provided by Hewitt. This competitive information is used to compare Kraft’s pay-mix with the Compensation Survey Group to assure the competitiveness of Kraft’s compensation package in order to preserve our ability to attract and retain talented executive officers.

This chart shows the total compensation mix, on average, for our named executive officers, based on target awards in 2007, compared against the median of the Compensation Survey Group.

Design Mix of Compensation and Elements

Compensation and Benefits Element	Design (Target) %	Compensation Survey Group(1) %
Fixed Elements
Base Salary	16	17
Benefits	5	7
Perquisites	1	1
Variable Elements
Annual Cash Incentive	19	19
Equity Awards	34	40
Cash Long-Term Incentive	25	16

Total	100	100

(1)	Reflects the median of the Compensation Survey Group based on information provided by Hewitt.

Assessing Individual Performance

Each year, our Chairman and Chief Executive Officer, Ms. Rosenfeld, provides the Committee with an individual performance assessment for each of her executive direct reports, including the named executive officers. She also provides the Committee, for its consideration, her compensation recommendations, including recommendations for annual incentive awards, stock awards and base salary increases for each of her executive direct reports. The Committee reviews and discusses her recommendations, taking into account the various factors noted below, but retains full discretion over all recommended compensation actions. Specifically, in assessing individual performance in the context of making executive compensation decisions, the Committee considers the following:

•	The executive officer’s contributions to Kraft’s overall performance;

•	A review of individual performance relative to pre-established goals discussed at the beginning of the performance cycle;
•	The executive officer’s leadership capabilities;

•	The executive officer’s long-term performance and potential for future advancement or ability to assume roles of greater responsibility; and

•	The executive officer’s position against competitive market norms for similar roles.

Stock Ownership Guidelines

Kraft introduced stock ownership guidelines in 2003 to further align the interests of approximately 180 executives, including the named executive officers, with those of our shareholders. Under the guidelines, executives are expected to acquire and hold Kraft common stock in an amount equal to a multiple of their base salaries. Executives are expected to attain their ownership levels within five years of becoming eligible for this program or within three years of being promoted to a higher level within the executive ranks. We monitor stock ownership levels to assure that executives are on track to meet or exceed their stock ownership levels within the specified timeframe. Stock ownership is defined as direct ownership of Kraft common stock, including sole ownership, direct purchase plan shares, restricted shares, and accounts over which the executive has direct or indirect ownership or control. This definition does not include unexercised Kraft stock options. If an executive does not meet the guideline level in the required timeline, the Chairman and Chief Executive Officer has the flexibility to take any further action as deemed appropriate depending on the particular circumstances of the executive officer’s situation.

For the named executive officers, the guidelines, as a multiple of base salary, are as follows:

Ms. Rosenfeld	Mr. Dollive	Mr. Khosla	Mr. McLevish	Mr. Searer	Mr. Vogelsang
12 times	4 times	5 times	6 times	6 times	5 times

These stock ownership guidelines are generally greater than those required by companies within the Compensation Survey Group. The Committee believes that Kraft’s stock ownership levels will help increase the focus of our executives on improving total shareholder returns over time. As of December 31, 2007, Ms. Rosenfeld and Messrs. Dollive, Searer and Vogelsang had stock ownership levels at or above their respective ownership guidelines. Messrs. McLevish and Khosla joined Kraft in 2007 and are currently below their respective stock ownership level. Consistent with our policy, they each will have five years from their respective employment dates to attain their expected stock ownership levels.

Elements of Executive Compensation

Our executive compensation program consists of:

•	Base salary;

•	Annual cash incentives;

•	Long-term cash and equity incentives;

•	Retirement, health and welfare benefits; and

•	Perquisites.

A description of each of the compensation program elements follows, and individual compensation decisions are discussed under “Compensation Paid to Named Executive Officers in 2007.”

Base Salary

Base salary is the principal “fixed” element of executive compensation. Kraft uses base salary to attract, retain and motivate talented executive officers and to fairly compensate them for services rendered during the fiscal year. The Committee considers a number of factors when reviewing and setting base salaries for named executive officers including: Kraft’s performance; the executive officer’s individual performance, level of responsibility, tenure and prior experience; and a comparison of base salaries paid for comparable positions at companies in the Compensation Survey Group. The Committee does not assign a particular weight to any factor.

Base salaries are the basis for establishing the target payouts of the annual and long-term incentive plan awards discussed below and for retirement programs, executive group life insurance and certain other benefits available to all employees. Salaries are reviewed on an annual basis, and merit increases are considered for all executive officers and are generally effective April 1.

Annual Cash Incentives

Overview

Kraft designs the annual cash incentive award program to motivate and reward participants, including the named executive officers, for their contribution to Kraft achieving its annual financial and strategic goals. Actual potential awards are based primarily on the financial results achieved during the year and the individual’s contribution towards achieving those results.

Award Formula

The formula shown below is used to determine actual awards for participants, including the named executive officers. Other than base salary, which is discussed above, each element of this formula is discussed below.

Base Salary as of December 31, 2007	x	Individual Target Percentage (% of Base Salary)	x	Business Unit Rating (0% - 180%)	x	Individual Performance Assessment (0% - 200%)	=	Actual Award

The business unit rating and individual performance assessment help focus our named executive officers on achieving financial results (represented by the business unit rating) and reward individual contributions in achieving those financial results and developing leadership capabilities (represented by the individual performance assessment).

Individual Target Percentage

Each participant in the plan is assigned a target award. The target is a percentage of base salary reflecting his or her role and responsibilities. For participants, including the named executive officers, the Committee sets individual targets that position target annual incentive and target total cash compensation opportunities at approximately the size-adjusted median of the Compensation Survey Group. This assures, in general, that if business and individual goals are met, the participant would be paid an incentive at or near the size-adjusted median for their position relative to the Compensation Survey Group.

The individual targets, as a percentage of base salary, for the named executive officers were, as of December 31, 2007, as follows:

Ms. Rosenfeld	Mr. Dollive	Mr. Khosla	Mr. McLevish	Mr. Searer	Mr. Vogelsang
150%	60%	80%	90%	90%	80%

For named executive officers, the Committee may adjust the target award percentages during the year if an executive officer’s role or responsibilities change.

Business Unit Rating

At or near the beginning of each year, the Committee and management agree on financial and strategic objectives for Kraft and its major business segments. At the conclusion of each year, the Committee assesses actual performance based on these objectives. These objectives are not used in a formulaic or rigid fashion, but rather as guidelines in the Committee’s exercise of discretion regarding the named executive officers. That is, the annual cash incentive plan is not operated in a manner that if certain goals, whether specific to Kraft, the business unit, or the individual, are attained, the executive officer will automatically receive a specified level of compensation.

In determining 2007 annual cash incentive compensation for named executive officers, the Committee considered, in the manner described above, the key financial metrics and strategic goals discussed below. For Messrs. Searer and Khosla, the Committee also reviewed and considered the financial objectives established for their particular business segments for 2007. The following are the primary Kraft financial and strategic goals that were considered at year end for all of the named executive officers:

Key Financial Metrics	Kraft Foods Inc.
	Guidelines	2007 Actual
Organic Revenue Growth(1):	3 - 4% growth	5.1%
Ongoing Earnings Per Share(2):	$1.75 - $1.80	$1.82
Diluted Earnings Per Share:	$1.50 - $1.55	$1.62
Discretionary Cash Flow(3):	$2.4 billion	$2.3 billion

(1)	Organic revenue growth is a non-GAAP financial measure and is equal to net revenue, excluding the impact of currency, acquisitions and divestitures.
(2)	Ongoing earnings per share is a non-GAAP financial measure and is equal to diluted earnings per share, excluding items. The term “items” includes the impact of asset impairment, exit and implementation costs, primarily related to our restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets, gains and losses on divestitures, interest from tax reserve transfers from Altria, the favorable resolution of Altria’s 1996-1999 IRS tax audit in 2006, and other one-time costs related to our European Union segment reorganization.
(3)	Discretionary cash flow is a non-GAAP financial measure and is equal to operating cash flow less capital expenditures.

The Committee also reviewed additional Kraft financial objectives, such as volume, operating income growth and operating income margin as part of their deliberations.

The Committee also assessed, in the context of the annual incentive plan, progress against the following four strategic goals for 2007: (a) rewiring the organization for growth; (b) reframing our categories to make them more relevant to consumers; (c) exploiting our sales capabilities; and (d) driving down costs without compromising quality. We publicly communicated these strategies at the beginning of 2007. In addition, the Committee considered the well-executed transition of Kraft to a free-standing company following its spin-off from Altria.

Consistent with the discussion above, the Committee also assessed the financial and strategic objectives for our North America and International business units in determining annual incentive awards for Messrs. Searer and Khosla. Similar to the review of Kraft’s overall business, review of the business units included the assessment of financial performance in areas such as organic revenue growth, volume, operating income growth, operating income margin, discretionary cash flow and, in the case of Kraft North America, market share.

In 2007, Kraft North America exceeded its revenue growth objectives and essentially met volume growth objectives, however, fell short on operating income growth, operating income margin and market share performance. The shortfall on operating income growth and margin was primarily driven by the unprecedented record-high commodity costs, particularly dairy costs. The degree of difficulty in achieving each of these performance measures is challenging. For example, Kraft North America fell short of its operating income growth and operating income margin objectives in each of the last three years and also fell short of organic revenue expectations in two of the last three years.

Kraft International met or exceeded its revenue, volume, operating income and discretionary cash flow objectives in 2007. However, Kraft International fell short of its operating income margin objective in 2007. Again, the degree of difficulty in achieving these objectives is challenging. For example, Kraft International fell short of its operating income growth expectations in one of the past three years and its operating income margin expectations in each of the past three years.

Based on these assessments, the Committee assigned business unit ratings to the Kraft North America and Kraft International business segments and the entire Kraft organization. In 2007, the business unit ratings were as follows:

Business Unit	Rating
Kraft Foods Inc.	100%
Kraft North America	90%
Kraft International	115%

Business unit ratings for corporate employees are aligned 100% to the Kraft Foods Inc. rating. The presidents of the business units (Messrs. Searer and Khosla) have 50% of their ratings based on the Kraft Foods Inc. performance rating and 50% of their ratings based on their respective business unit ratings. This alignment is meant to promote both “line-of-sight” accountability as well as assure collaboration across the enterprise.

Individual Performance Assessment

Individual awards are also determined based on individual contributions. Individual performance can range from 0% to 200% of the target award.

Following our fiscal year-end, the Committee assessed progress against all strategic objectives and other individual performance criteria established for each of the named executive officers. The Committee then reviewed each named executive officer’s progress against the criteria and determined the level and quality of each named executive officer’s performance achievement. Based on that assessment, the Committee determined an appropriate incentive award for the Chairman and Chief Executive Officer, and then reviewed and approved the incentive awards that the Chairman and Chief Executive Officer recommended for each of the other named executive officers. Named executive officers that generally met all of the individual performance criteria received an annual incentive award at or near (+/- 10%) their individual target level, adjusted for the applicable business unit rating. Similarly, named executive officers that exceeded their individual performance criteria received an annual incentive award greater than their individual target. Conversely, if a named executive officer did not meet many of his or her individual performance criteria, then the named executive officer’s annual incentive would be below his or her individual target and would likely be zero.

Additional information regarding the manner in which individual performance was assessed for our Chairman and Chief Executive Officer and other named executive officers in 2007 is provided under “Compensation Paid to Named Executive Officers in 2007.”

Annual incentive awards paid under this plan satisfied the performance-based requirements for deductible compensation under Section 162(m) of the Internal Revenue Code. Details with respect to tax deductibility of compensation are presented under “Policy With Respect To Qualifying Compensation for Tax Deductibility.”

Long-Term Cash and Equity Incentives

Long-term incentives are designed to focus our executive officers on long-term operational performance that leads to superior sustainable shareholder returns. Long-term incentive awards have been delivered to executive officers through a combination of cash-based long-term performance incentive awards (approximately 40% of the total long-term value) and restricted stock (approximately 60% of the total long-term value). We will begin granting stock options as a regular part of our total pay-mix beginning in 2008. Changes to our long-term cash and equity programs are further discussed under “Program Changes in 2008.” The Committee’s 2007 grant of a special stock option award to the Chairman and Chief Executive Officer is discussed under “Compensation Paid to Named Executive Officers in 2007.”

Cash-Based Long-Term Incentive Plan Awards

Long-Term Incentive Plan (LTIP) awards reward executive officers for the achievement of long-term financial and strategic goals during the applicable performance cycle and are primarily designed to reward achievement of top-tier shareholder returns. Historically, Kraft’s three-year performance cycles ran end-to-end. This meant that a new performance cycle began only after the previous one concluded. Beginning with the 2007 – 2009 performance cycle, we will run continuous overlapping performance cycles with a new three-year performance cycle beginning each year. This significant change was adopted to allow us to adjust our targets more effectively cycle to cycle as business conditions fluctuate. This approach is most common among the companies in the Compensation Survey Group.

Transitioning from end-to-end, discrete cycles to overlapping cycles means that payout amounts will be appropriately adjusted downward so that payments over any three-year period would be essentially equivalent to the amount paid under the former design. Because the first payment under this program will be three years from the date of this change, a transition multiplier will be applied to this performance cycle. The transition multiplier is designed to assure that compensation levels remain competitive for executive officers who were eligible to participate under the previous end-to-end cycles. Newly eligible executive officers are not eligible for the transition multiplier. The transition multiplier for the 2007 – 2009 performance cycle is 183.3%.

The formula shown below is used to determine actual awards for participants, including the named executive officers. Other than average base salary, each element of this formula is discussed below.

Average Year-End Base Salary During Performance Cycle	x	Individual Target Percentage (% of Base Salary)	x	Business Peformance Rating (0% - 200%)	=	Actual Award(1)

(1)	For executive officers participating in a previous performance cycle, the final award will be adjusted by 183.3% to assure that compensation levels remain competitive.

Individual Target Percentage. Each participant in the plan is assigned a target award as a percentage of the average of year-end base salaries over the three-year performance cycle. Participants who are promoted into an eligible position, from a non-eligible position, are typically eligible to begin participating beginning with the next performance cycle. The target award percentage may be adjusted during the performance cycle if an existing participant’s role or responsibilities change. The Committee, after receiving recommendations from management, which are based primarily on competitive market information, approves position-specific target award levels based on the size-adjusted median of the Compensation Survey Group.

Target awards levels, as a percentage of average year-end base salaries, for the named executive officers as of December 31, 2007 were:

Ms. Rosenfeld	Mr. Dollive	Mr. Khosla	Mr. McLevish	Mr. Searer	Mr. Vogelsang
250%	75%	125%	150%	150%	125%

Actual award amounts can range from 0 – 200% of this target.

Business Performance Rating. The measures, with specific weightings, considered by the Committee for the 2007 – 2009 LTIP performance cycle incentive program are corporate-focused for all participants and are as follows:

Measure	Weighting
Organic Revenue Growth(1)	30%
Ongoing Operating Income Growth(2)	20%
Cumulative Discretionary Cash Flow(3)	20%
Relative Total Shareholder Return(4)	30%

(1)	Organic revenue growth is a non-GAAP financial measure and is equal to net revenue, excluding the impact of currency, acquisitions and divestitures.

(2)	Ongoing operating income is a non-GAAP financial measure and is equal to operating income, excluding items.

(3)	Cumulative discretionary cash flow is a non-GAAP financial measure and is equal to cumulative operating cash flow less capital expenditures during the performance cycle.

(4)	Relative total shareholder return is a comparison relative to the Performance Peer Group during the performance cycle.

Target awards will be paid based upon achievement of the performance measures. The objective set for relative total shareholder return is for our total shareholder return between fiscal year 2007 through fiscal year 2009 to be at the median of the Performance Peer Group. The organic revenue growth, ongoing operating income growth and cumulative discretionary cash flow targets were set based on our three-year strategic plan. The degree of difficulty in achieving the internal measures is challenging. For context, we have met or exceeded our revenue growth objectives in only one of the past three years. Operating income growth and discretionary cash flow objectives have not been achieved in any of the past three years.

The Committee may exercise positive or negative discretion in determining a rating, including factoring in a qualitative review of the following unweighted metrics:

•	The quality of financial results;

•	Portfolio management;

•	Innovation; and

•	Talent development.

Equity Compensation

The Committee uses equity awards to align the interests of our executive officers with those of our shareholders.

Restricted Stock. Since 2003, the Committee has granted equity awards to the named executive officers in the form of restricted stock. The Committee determined that restricted stock is an appropriate form of equity compensation because it:

•	Directly builds executive stock ownership and aligns the interests of management with those of shareholders;

•	Enhances executive retention and commitment;

•	Efficiently uses shares resulting in lower share utilization; and

•	Establishes a transparent cost basis.

During 2007, the Committee awarded grants of restricted stock (or deferred stock units for participants in countries outside of the United States) to eligible employees, including our named executive officers. Restricted stock awards have been granted annually at the Committee’s first regularly scheduled meeting of the year, which typically takes place in late January or early February. Annual awards are granted on the date of the meeting and are based on the fair market value of Kraft’s common stock on that date. The fair market value is defined as the average of the high and low traded stock prices on the NYSE on the date of grant.

Award ranges are based on an analysis of competitive market practice, with the goal of providing awards with a value approximately equal to the size-adjusted median of the Compensation Survey Group. The range of award opportunities, expressed in terms of grant value (calculated by multiplying the number of shares at grant by the fair market value of Kraft’s common stock on the date of the grant), for the named executive officers as of January 29, 2007, the date of the 2007 annual grant, were as follows:

Name	Grant Value Award Range
Rosenfeld, I.	N/A(1)
Dollive, J.	$303,000 - $757,500
Khosla, S.	$531,000 - $1,327,500
McLevish, T.	N/A(2)
Searer, R.	$531,000 - $1,327,500
Vogelsang, F.	$531,000 - $1,327,500

(1)	There is no grant value award range for the Chief Executive Officer. In determining Ms. Rosenfeld’s stock award in 2007, the Committee relied on competitive data from the Compensation Survey Group.

(2)	Mr. McLevish was not employed by Kraft on the date of the 2007 annual grant.

Actual stock awards in 2007 were based on a qualitative review of an executive officer’s performance during the previous year and an evaluation of each executive officer’s potential to advance within the organization. All stock awards granted to the named executive officers in 2007 were within the respective ranges presented above.

Actual stock award amounts in 2007 are presented in this Proxy Statement in the Grants of Plan-Based Awards Table.

Stock Options. Prior to 2007, the Committee had not granted new stock options to named executive officers since our initial public offering (the “IPO”) in June 2001. Stock options granted to named executive officers at the time of the IPO were options to acquire Kraft common stock. Stock options granted prior to the IPO were options to acquire the common stock of our previous parent company, Altria. All outstanding stock options have 10-year expiration periods, and many executive officers continue to hold options to acquire Kraft common stock and Altria common stock.

The Committee granted Ms. Rosenfeld a special stock option award in 2007, which is discussed under “Compensation Paid to Named Executive Officers in 2007.”

As discussed below, other named executive officers received stock option awards to acquire Kraft common stock as a result of our spin-off from Altria in March 2007, consistent with how all other Kraft employees who held Altria stock options at the time of the spin-off were treated.

Treatment of Stock Option Programs upon Completion of the Kraft Spin-off. Upon the completion of our spin-off from Altria, Kraft and Altria each retained responsibility for our respective employees and compensation plans. At the time of the spin-off, certain named executive officers held outstanding Altria stock options.

The holder of each outstanding option to purchase Altria common stock received the following stock options with an aggregate intrinsic value (the difference between the exercise price of the options and the fair market value of the underlying stock) not greater than the intrinsic value of the original stock option:

•	A new Kraft stock option (issued by Kraft under its plan) to acquire a number of shares of Kraft common stock based on the spin-off ratio; and

•	An adjusted Altria stock option (issued by Altria) for the same number of shares of Altria common stock at a reduced exercise price.

The exercise prices for the new Kraft option and the adjusted Altria option were determined based on the closing market prices of Altria and Kraft common stock on March 30, 2007, the effective date of our spin-off.

Perquisites

Our named executive officers receive limited perquisites, including a car allowance, a financial counseling allowance and, for the Chairman and Chief Executive Officer only, personal use of the corporate aircraft. For reasons of security and personal safety, we require Ms. Rosenfeld to use our aircraft for both business and personal travel. Taxes on these perquisites are the sole responsibility of the executive officer.

These perquisites are similar to those provided to named executive officers at many of the companies within the Compensation Survey Group. Accordingly, the Committee believes that they are therefore necessary for retention and recruitment purposes.

The Committee periodically reviews perquisites to assure that they are appropriate in light of Kraft’s total compensation program and market practice.

Specific executive officer perquisites are listed in the footnotes to the Summary Compensation Table. Other than these perquisites, executive officers receive the same benefits as other Kraft employees.

Post-Termination Compensation

Post-termination compensation consists of both separation pay and retirement benefits.

Change-in-Control Agreements. We have no individual change-in-control agreements with any of our named executive officers, but we did implement a Change-In-Control Plan (the “CIC Plan”) for senior executive officers in 2007. Based on our status as an independent public company following our spin-off from Altria on March 30, 2007, the Committee believed that change-in-control arrangements were appropriate for retention of senior executive officers. In addition, we amended our 2005 Performance Incentive Plan to assure that stock awards, including restricted stock and stock options, would not automatically vest upon a change-in-control. Under the amended plan, restricted stock and stock options only vest upon a change-in-control if the participant is terminated without cause or resigns for good reason within two years following the change-in-control or if the acquiring entity does not assume the awards (“double trigger”). We adopted the “double-trigger” to help assure that key personnel would be available to assist in the successful transition following a change-in-control.

The provisions in the CIC Plan are consistent with similar plans maintained by companies in the Compensation Survey Group including eligibility, severance benefit levels and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that key personnel, including our named executive officers, would be available to assist in the successful transition following a change-in-control and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause following a change-in-control. In addition, under the CIC Plan, Kraft will cover any excise taxes that may be triggered by separation payments paid to the Chairman and Chief Executive Officer. However, excise taxes for all other participants will only be paid by Kraft if change-in-control separation payments exceed 110% of the IRS-imposed cap of 2.99 times the base amount. To the extent that compensation does not exceed 110% of the IRS-imposed cap but does trigger excise tax payments, separation payments will be limited to the maximum amount that does not trigger such excise tax amounts. This is done to minimize our expense for separation payments that do not significantly exceed the IRS-imposed cap limit.

The severance arrangements and other benefits provided for under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change-in-control) are described under “Executive Compensation Tables – Potential Payments Upon Termination or Change-in-Control.”

Non-Change-in-Control Severance Agreements. We have no individual severance agreements with any of our actively employed named executive officers. For non-CIC Plan separations, we maintain a severance plan in the United States that provides for certain severance payments in the event of job elimination or a workforce reduction. Similar plans are generally available in other countries where we have employees. The plans facilitate recruitment and retention, as most of the companies in the Compensation Survey Group offer similar benefits to their executives.

From time to time, with Committee approval for named executive officers, we make separation payments to an executive officer if his or her employment is terminated without cause for reasons that may or may not otherwise qualify for severance payments under one of our non-change-in-control severance plans. Typically, no payments or benefits are available or have accrued prior to an executive officer’s termination, nor do executive officers have rights to severance payments. These discretionary payments and benefits may be similar to or in excess of payments and benefits offered under a non-change-in-control severance plan. These payments benefit Kraft because they are made in consideration for a general release of future claims against Kraft and the signing of non-compete, non-solicitation, non-disparagement and confidentiality agreements by the executive officers.

In 2007, we entered into a retirement agreement with Mr. Dollive. That agreement limited his ability to directly compete or solicit employees prior to March 1, 2009, released all claims against Kraft and assures that Mr. Dollive will keep all material information confidential. As consideration for these restrictive covenants, we replaced his restricted stock awards that were forfeited upon his early retirement with deferred stock award units that vest in accordance with the original vesting schedule of his forfeited restricted stock awards. We provided this agreement to Mr. Dollive because of the significant value represented by his agreement to a contractual non-compete, non-solicit, non-disparagement and confidentiality commitment received in exchange for the benefits provided by Kraft. This agreement is discussed in further detail under “Executive Compensation Tables – Mr. Dollive’s Retirement Agreement.”

Additional information regarding payments typically made upon termination, including a definition of key terms and a quantification of benefits that would be received by our named executive officers had termination occurred on December 31, 2007, is presented under “Executive Compensation Tables – Potential Payments Upon Termination or Change-in-Control.”

Retirement Benefits. Both tax-qualified and supplemental defined benefit retirement plans are offered to executive officers, including the named executive officers, and vary by country. The Committee believes that these retirement benefits are important for retention and recruitment, as many of the companies in the Compensation Survey Group offer similar programs. Accrued amounts and additional details of each of our defined benefit retirement programs offered to the named executive officers are presented in the 2007 Pension Benefits Table and the accompanying narrative to the table under the heading “Executive Compensation Tables.”

Ms. Rosenfeld’s 2006 letter of employment provides her with an enhanced pension benefit that bridges her service for the period of time that she was not employed by Kraft between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program to help encourage her to return to Kraft. Additional details of this enhanced pension benefit are presented in the 2007 Pension Benefits Table and the accompanying narrative to the table under the heading “Executive Compensation Tables.”

Mr. Vogelsang participates in the Kraft Foods Switzerland Pension Fund. This pension plan is a contributory plan providing benefits related to the participant’s years of accredited service and final covered compensation. Mr. Vogelsang participates in the Kraft Foods Switzerland Pension Fund as a Swiss-based employee on an international assignment in the United States. This is the same plan that is generally available to all eligible employees in Switzerland. Accrued amounts and additional details of Mr. Vogelsang’s retirement benefit programs are presented in the 2007 Pension Benefits Table and the accompanying narrative to the table under “Executive Compensation Tables.”

The Committee believes that both the U.S. tax-qualified and Supplemental Defined Contribution plans are integral parts of our overall executive compensation program. The Supplemental Defined Contribution Plan is important because it encourages executive officers, including named executive officers, to save for retirement. The Committee believes that our named executive officers should be able to defer the same percentage of their compensation, and receive the corresponding Kraft match, as all other employees, without regard to the compensation limit established by the Internal Revenue Code for tax-qualified plan contributions. Accrued amounts and additional details of each of the non-qualified deferred compensation programs offered to named executive officers are presented in the 2007 Non-Qualified Deferred Compensation Table and the accompanying narrative to the table under “Executive Compensation Tables.”

Compensation Paid to Named Executive Officers in 2007

Overview

There are no material differences in compensation policies with respect to each named executive officer, with the exception of Mr. Khosla, whose compensation is higher due to benefits received in connection with his relocation and localization from New Zealand to the United States, and Mr. Vogelsang, whose compensation appears higher due to tax equalization payments associated with his international assignment in the United States. We designed each of the named executive officer’s target compensation levels to be at the Compensation Survey Group’s size-adjusted median. Compensation levels for the chief executive officer position at the companies in the Compensation Survey Group generally exceed pay levels for other named executive officers. Similarly, Ms. Rosenfeld’s compensation also exceeds that of our other named executive officers.

Many of the compensation actions taken in 2007 for the named executive officers were to position target total compensation closer to the size-adjusted median of the Compensation Survey Group. Due to the change in our corporate structure in early 2007, specifically transitioning from a subsidiary of Altria to a free-standing, independent company, the roles of several senior executive officers were expanded. As a result, target total compensation for those senior executive officers was increased.

Based on actual compensation actions taken for each of the named executive officers in 2007, target total compensation for each of them remained slightly below the size-adjusted median for their respective positions. This reflects a combination of these named executive officers being newer in their roles as well as mixed business results in recent years that have a direct impact on base salary increases and annual and long-term incentive awards during that period.

Below are the specific compensation actions for each of the named executive officers in 2007.

Ms. Rosenfeld

Base Salary Increase. In 2007, the Committee approved a base salary increase for Ms. Rosenfeld primarily to recognize her individual performance in 2006 and to better align her salary with the size-adjusted median of the Compensation Survey Group. In 2006, the Committee considered the progress Ms. Rosenfeld made in developing and implementing her long-term strategy to bring Kraft back to sustainable superior performance.

Actual Annual Incentive. In determining Ms. Rosenfeld’s annual incentive for 2007, the Committee considered her performance relative to her financial and strategic guidelines for the year. Similar to our approach with respect to business unit ratings, individual performance measures are used merely as guidelines in the Committee’s exercise of discretion regarding Ms. Rosenfeld’s annual incentive award.

For 2007, the guidelines were as follows:

Key Financial Metrics	2007 Guideline	Actual Performance
Organic Revenue Growth(1):	High end of 3 - 4% growth range	5.1%

Ongoing Earnings Per Share(2):	Above the $1.75 - $1.80 guidance provided to analysts	$1.82

Diluted Earnings Per Share:	Above the $1.50 - $1.55 guidance provided to analysts	$1.62

Discretionary Cash Flow(3):	$2.4 billion	$2.3 billion
(1)	Organic revenue growth is a non-GAAP financial measure and is equal to net revenue, excluding the impact of currency, acquisitions and divestitures.

(2)	Ongoing earnings per share is a non-GAAP financial measure and is equal to diluted earnings per share, excluding items.

(3)	Discretionary cash flow is a non-GAAP financial measure and is equal to operating cash flow less capital expenditures.

In addition, the Committee considered operating income margin and market share performance in their assessment. In 2007, Kraft’s results fell short of these two additional guidelines set by the Committee, which factored into the Committee’s overall assessment of Ms. Rosenfeld’s 2007 performance. The shortfall on operating income growth and margin was primarily driven by the unprecedented record-high commodity costs, particularly dairy costs.

In addition, in its assessment of Ms. Rosenfeld’s 2007 performance, the Committee considered the following key strategic objectives, which were consistent with the goals that she discussed with investors at the beginning of 2007.

Key Strategic Objectives	Assessment

Upgrade talent in key management positions	Introduced new leadership in key positions including Chief Financial Officer, Chief Marketing Officer, President Kraft International, and Executive Vice President Operations and Business Services.

Develop a three-year product pipeline to deliver growth targets

Introduced significant new products in 2007 including DiGiorno Ultimate pizza, Oreo Cakesters, Easy Mac Cups, Oscar Mayer Deli Creations sandwiches, LiveActive snacking and cottage cheeses, Jacobs Sinnfonie, and Milka Tendres Moments, which helped deliver a 30% increase in new product revenue.

Ten new product platforms are currently in development.

Transform the portfolio for sustainable growth

Strengthened the portfolio with the acquisition of Groupe Danone’s global biscuit business, which closed on November 30, 2007.

Divested non-core businesses to improve business focus. Businesses divested included Cream of Wheat and Veryfine/Fruit2O. Also announced the Post cereals transaction.

Modify organizational structure/culture to deliver top-tier performance

Began implementation of new operating structure, effective January 2008, to transition to self-contained business units with accountability for total business results, shared services and a streamlined headquarters staff.

Complete transition to a free-standing company

Managed share “flow back” effectively as measured by the following:

•     Share price declined less than expected immediately following the spin-off from Altria, despite 1.5 billion new shares being distributed from Altria to their shareholders and 87% share turnover (1.4 billion shares) in the first three months following our spin-off.

•     Executed on $3.5 billion of a $5.0 billion board-authorized share repurchase program.

•     Repurchased 105.7 million shares at an average price of $33.13 as compared to an average price during the repurchase period of $33.50.

Enhanced our leverage by issuing $6.5 billion of new long-term debt in two separate issuances with proceeds to be used to fund maturing long-term debt, share repurchases and a portion of the acquisition of Groupe Danone’s global biscuit business.

As a result of this assessment and the factors identified above, Ms. Rosenfeld was awarded an annual incentive award of $2,625,000, which reflects an amount above her target under the plan.

Stock Awards. Ms. Rosenfeld received two stock award grants in 2007.

As part of the annual stock award program, the Committee granted Ms. Rosenfeld a restricted stock award of 144,280 shares. The grant value of this award was in-line with the size-adjusted median of the Compensation Survey Group. On May 3, 2007, the Committee also granted her a non-qualified, performance-contingent stock option award concurrent with her appointment to the additional position of Chairman. She was granted an option to purchase 300,000 shares of our common stock. The number of shares granted was determined by the Committee based on market-competitive information. The combined grant value of these two awards was between the 50th and 75th percentile of the Compensation Survey Group. This type of award was granted to provide additional incentive for Ms. Rosenfeld to increase shareholder value as the vesting of the award will only occur if certain stock price hurdles are achieved. One-half of the shares under this performance-contingent stock option will vest only if the stock price maintains a trading price of $38.11 for at least 10 trading days. The remaining one-half of the award will vest only if the stock price maintains a trading price of $41.43 for at least 10 trading days.

Mr. Dollive

Actual Annual Incentive. In 2007, in determining Mr. Dollive’s actual annual incentive award and in connection with his retirement, the Committee completed an initial assessment of Mr. Dollive’s performance for the 2007 performance year in November and discussed his individual performance relative to goals set at the beginning of 2007. In determining a final award for Mr. Dollive, the Committee considered his exceptional work in managing the financial transition and transformation associated with our March 2007 spin-off from Altria.

Stock Awards. In 2007, Mr. Dollive was granted a restricted stock award. His award was based on individual performance in the prior year, which was primarily focused on preparing for the financial transition and transformation associated with our spin-off from Altria.

Mr. McLevish

Base Salary. In setting Mr. McLevish’s base salary as of his employment date, the Committee considered the size-adjusted median of the Compensation Survey Group for his position and internal equity with Ms. Rosenfeld’s other executive direct reports.

Sign-On Awards. Mr. McLevish’s employment began on October 1, 2007. On his employment date, the Committee granted him a sign-on restricted stock award of 43,350 shares, valued at $1,500,344, and a sign-on cash bonus of $500,000. These sign-on amounts were awarded primarily to offset compensation awards from his previous employer that were forfeited when he resigned to accept his position at Kraft.

Actual Annual Incentive. Based on his employment date, no specific performance guidelines were established at the beginning of the year. Mr. McLevish’s 2007 annual incentive award was paid on a pro-rata basis, based on his employment date, at target.

Mr. Khosla

Base Salary. In setting Mr. Khosla’s base salary as of his employment date, the Committee considered the size-adjusted median of the Compensation Survey Group for his position and internal equity with Ms. Rosenfeld’s other executive direct reports.

Sign-On Awards. Mr. Khosla’s employment began on January 22, 2007. On his employment date, the Committee granted him a sign-on restricted stock award of 20,970 shares, valued at $750,307, and a sign-on cash bonus of $750,000. These sign-on amounts were awarded primarily to offset compensation awards from his previous employer that were forfeited when he resigned to accept his position at Kraft.

Actual Annual Incentive. Mr. Khosla’s individual performance guidelines were primarily related to delivering on 2007 business performance at Kraft International and developing a long-term strategy for sustainable growth. Specifically, Kraft International exceeded its organic revenue and discretionary cash flow guidelines, but fell short of its operating income growth and operating income margin guidelines. In addition, the Committee considered other factors such as talent development both internally and externally and the successful acquisition of Groupe Danone’s global biscuit business. Mr. Khosla’s 2007 annual incentive award was paid on a pro-rata basis, based on his employment date.

Stock Awards. In 2007, Mr. Khosla was granted a restricted stock award. His award was equal to the size-adjusted median for his position as he was newly hired as of the date of grant.

Relocation and Localization Benefits. In addition, Mr. Khosla’s compensation for 2007 includes one-time relocation expenses associated with moving his family from New Zealand to the United States. These additional benefits were paid in connection with his offer letter and were important in recruiting Mr. Khosla.

Mr. Searer

Base Salary Increase. In 2007, the Committee approved a base salary increase for Mr. Searer. The increase was primarily to position his salary closer to the size-adjusted median of the Compensation Survey Group.

Actual Annual Incentive. Mr. Searer’s annual incentive target was increased from 80% to 90%, effective January 31, 2007 and reflects the increased scope of responsibilities he would be assuming following Kraft’s spin-off from Altria. This increase in his target award increased his target total compensation opportunity to a level near the size-adjusted median of the Compensation Survey Group. This change was also primarily to position his target annual incentive award closer to the size-adjusted median of the Compensation Survey Group. In determining his actual annual incentive award, the Committee considered his performance in delivering on the 2007 plan for Kraft North America and improving marketing capability. Although organic revenue grew faster than expected, operating margin and market share were below expectations. Operating income was affected by unprecedented commodity costs that could not be fully offset by pricing actions. Market share improved during the year as a result of the marketing investments made but still remained below expectations.

Stock Awards. In 2007, Mr. Searer was granted a restricted stock award. His actual award reflected the size-adjusted median of the Compensation Survey Group for his new position and his individual performance in 2006. With regard to his individual performance in 2006, the Committee considered financial results achieved within his scope of responsibility and considered the transition of responsibilities to his successor following his promotion to President Kraft North America in September 2006.

Mr. Vogelsang

Base Salary Increase. In 2007, the Committee approved a base salary increase for Mr. Vogelsang. Mr. Vogelsang’s salary increase was a reflection of his individual performance in 2006 and was consistent with salary increases provided to other similarly situated executives based in Switzerland, his home country.

Actual Annual Incentive. In determining his actual annual incentive award, the Committee considered his performance relative to delivering on productivity and restructuring savings. Specifically, Mr. Vogelsang led the restructuring of the Global Supply Chain function in our efforts to develop strategies that address both the challenges and opportunities of an ever-increasing global supplier base. He aggressively implemented strategies to optimize our total cost structure, while improving service to our customers.

Stock Awards. In 2007, Mr. Vogelsang was granted a restricted stock award. His actual award was based on his individual performance in 2006. Specifically, the Committee primarily considered achievements in supply chain efficiencies and other productivity initiatives led by Mr. Vogelsang in 2006.

Program Changes in 2008

2008 Annual Incentive Plan Changes

Beginning January 1, 2008, several key changes were made to the annual incentive plan. The changes are aimed at aligning the business strategies across the enterprise by implementing a more formulaic approach to determine the business unit ratings. The three quantitative measures that will be measured, on an equal basis, are:

•	Organic revenue growth(1);

•	Ongoing operating income growth(2); and

•	Discretionary cash flow(3).

(1)	Organic revenue growth is a non-GAAP financial measure and is equal to net revenue, excluding the impact of currency, acquisitions and divestitures.
(2)	Ongoing operating income is a non-GAAP financial measure and is equal to operating income, excluding items.
(3)	Discretionary cash flow is a non-GAAP financial measure and is equal to operating cash flow less capital expenditures.

The Committee will still retain some discretion in awarding annual incentive awards; however, this design directly aligns annual incentive awards to the performance related to those measures that will lead to sustainable superior total shareholder returns.

2008 – 2010 Long-Term Incentive Plan Design Changes

We began a new performance cycle effective January 1, 2008, which is scheduled to conclude on December 31, 2010. The Committee approved several changes relative to the 2007 – 2009 performance cycle as follows:

2007 – 2009 Performance Cycle	2008 – 2010 Performance Cycle
• Ongoing operating income growth(1) was one of the four measures with a weighting of 20%	• Changed to ongoing earnings per share(2) growth with a weighting of 20% (other performance measures and weightings remain the same)

• Payout will be in cash	• Payout will be in Kraft common stock at the end of the three-year program (will be a performance share program)

(1)	Ongoing operating income is a non-GAAP financial measure and is equal to operating income, excluding items.
(2)	Ongoing earnings per share is a non-GAAP financial measure and is equal to diluted earnings per share, excluding items.

These changes were implemented to further align the interests of our executive officers and shareholders by changing from a cash-based program to a performance share-based program and rewarding executive officers on earnings per share growth.

2008 Equity Program Changes

In 2008, the Committee decided to grant equity in the form of both restricted stock and stock options. Restricted stock will now represent one-half of the economic value delivered in equity, and the balance will be delivered in the form of stock options, based on a ratio of stock options to restricted stock of 4 to 1.

The rationale for reintroducing stock options into the long-term pay-mix is to further align executive compensation with shareholder returns. Stock option awards only deliver value to the executive officers if the stock price appreciates from the date of grant and accordingly, executive officers only realize value when shareholders realize value. The combination of restricted stock and stock options balances the retention value of restricted stock with the performance aspect of stock options.

To support the retention aspects of the program, the restricted stock will continue to vest 100% after three years, and the stock options will vest one-third each year over three years.

Employment Agreements

As a general matter, we do not utilize employment agreements. We did, however, agree to benefits, greater than those generally made available to other employees, for Mr. Dollive upon his retirement from Kraft as consideration for Mr. Dollive’s agreement to the restrictive covenants described above in “Elements of Executive Compensation - Post-Termination Compensation - Non-Change-in-Control Severance Agreements.” For further information about Mr. Dollive’s retirement agreement see “Executive Compensation Tables – Mr. Dollive’s Retirement Agreement.”

Policy With Respect To Qualifying Compensation for Tax Deductibility

Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid to covered employees, including several named executive officers, for tax purposes to $1.0 million annually. Covered employees include the principal executive officer and Kraft’s next three highest paid executive officers, other than Kraft’s principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. For 2007, annual incentive awards and restricted stock grants awarded to covered employees were subject to, and made in accordance with, performance-based compensation arrangements previously implemented, and were tax deductible.

The Committee has taken appropriate actions to preserve the tax deductibility of annual cash incentive and long-term performance awards. The Committee has retained the discretion to authorize payments that may not be tax deductible, if it believes that such payments are in the best interest of shareholders. For example, the Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her salary was not tax deductible in 2007. In addition, a portion of each of the other covered employees income exceeded the $1.0 million tax deductibility limit in 2007 because of other elements of their annual compensation. Specifically, compensation in excess of $1.0 million from a combination of base salary, restricted stock vesting proceeds, restricted stock dividends, sign-on bonuses and perquisites were not deductible in 2007.

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of Kraft’s financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. Then, the Board or committee, in its discretion, may take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	Requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	Requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	Cancelling some or all of the executive officer’s restricted stock or deferred stock awards and outstanding stock options;

•	Adjusting the executive officer’s future compensation; or

•	Terminating or initiating legal action against the executive officer, as the Board or the appropriate committee determines to be in Kraft’s best interests.

Anti-Hedging Policy and Trading Restrictions

Our current policy limits the timing and types of transactions in Kraft securities by Section 16 officers. Among other restrictions, the policy:

•	Allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	Prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•

Prohibits Section 16 officers (and any member of the Section 16 officer’s family sharing the same household) from transactions in puts, calls or other derivatives on Kraft securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Kraft securities.

EXECUTIVE COMPENSATION TABLES

2007 Summary Compensation Table

All data in U.S. Dollars

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation		Change in Pension Value(3) ($)	All Other Compen- sation(4) ($)	Total Compen- sation ($)
								Annual Incentive Awards(2) ($)	Long- Term Incentive Plan Awards ($)
Rosenfeld, Irene Chairman and Chief Executive Officer	2007 2006		1,375,000 675,000	0 5,750,000	4,594,518 1,533,367	395,933 0	(5)	2,625,000 0	0 0	1,924,277 814,828	384,807 185,541	11,299,535 8,958,736

McLevish, Timothy Executive Vice President and Chief Financial Officer(6)	2007		168,750	500,000	229,219	0		153,500	0	13,430	36,989	1,101,888

Dollive, James Former Executive Vice President and Chief Financial Officer(7)	2007 2006		461,250 450,000	0 0	616,842 615,012	0 29,452		418,500 256,500	0 698,250	201,994 179,164	71,740 59,337	1,770,326 2,287,715

Khosla, Sanjay President Kraft International(8)	2007		673,077	750,000	690,754	0		545,000	0	65,511	432,816	3,157,158

Searer, Richard President Kraft North America	2007 2006		691,539 530,385	0 0	1,191,153 717,832	0 35,346		535,000 425,000	0 895,100	387,260 195,926	92,951 66,329	2,897,903 2,865,918

Vogelsang, Franz-Josef Executive Vice President, Global Supply Chain(9)	2007 2006	(10) (11)	752,894 674,273	0 0	994,601 925,569	0 26,508		644,068 563,937	0 1,734,229	0 0	1,877,829 1,084,894	4,269,392 5,009,410

(1)	The amounts shown in this column represent the value of restricted stock awards granted in 2007 and in prior years, based on the FAS 123R valuation methodology that is used to value restricted stock awards to all participants. The valuation methodology is in accordance with the same assumptions disclosed in Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K/A for the year ended December 31, 2007, with the exception that, in accordance with SEC rules, the valuation shown in the Summary Compensation Table assumes no forfeitures for active named executive officers. Grants awarded in 2007 are presented in the Grants of Plan Based Awards Table.

(2)	The amounts shown in this column represent awards paid under the 2007 Annual Incentive Plan.

(3)	Amounts shown in this column represent the aggregate increase in the actuarial present value of each named executive officer’s benefits under a Kraft defined benefit program. For U.S.-based plan participants, these amounts represent the aggregate increase in actuarial present values under the U.S. Tax-Qualified Pension Plan and other U.S. supplemental defined benefit pension plans. The aggregate actuarial present value of Mr. Vogelsang’s pension benefits decreased from the prior year, and therefore is shown as a zero value.

(4)	Amounts shown in the “All Other Compensation” column for each of the named executive officers include the elements in the following table:

	I. Rosenfeld	T. McLevish	J. Dollive	S. Khosla	R. Searer	F. Vogelsang
	$	$	$	$	$	$
Personal use of company aircraft(a)	84,952	0	0	0	0	0
Car expenses	8,121	0	13,089	12,909	15,202	13,688
Financial counseling allowance	0	0	3,319	51,679	5,408	500
Relocation expenses(b)	53,470	26,436	0	246,531	0	0
Event-related gift	2,501	0	127	0	2,898	0
Employer match on defined contribution plans	174,375	0	32,299	0	50,244	0
Reimbursement for taxes on assets held in trust(c)	35,438	0	22,874	0	17,750	0
Reimbursement for taxes related to relocation(d)	24,699	10,553	0	121,697	0	0
Tax equalization payments(e)	0	0	0	0	0	1,863,641
Reimbursement for taxes on event-related gift(f)	1,251	0	32	0	1,449	0

Total All Other Compensation	384,807	36,989	71,740	432,816	92,951	1,877,829

(a)	For reasons of security and personal safety, we require Ms. Rosenfeld to use our aircraft for all travel. The incremental cost of personal use of our aircraft includes the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate our aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of our aircraft. Ms. Rosenfeld is responsible for taxes in connection with her personal use of our aircraft and is not reimbursed for such taxes.

(b)	These relocation amounts primarily include the costs of shipping household goods, temporary living fees and associated travel expenses. For Mr. Khosla, the expenses also include the associated costs with establishing permanent residency in the United States.

(c)	We maintain certain trusts that are used to offset amounts otherwise payable by us for vested benefits under non-qualified supplemental retirement plans. The trusts and related assets are not intended to increase total promised benefits to the participants in these plans.

(d)	Amounts include reimbursement for taxes associated with Ms. Rosenfeld’s and Messrs. McLevish’s and Khosla’s relocation to our headquarters.

(e)	These payments or reimbursements are made pursuant to a policy that is designed to facilitate the assignment of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries. Differences in tax periods used by taxing jurisdictions, time lags in tax determinations or in the availability of tax credits or refunds, or other factors in some instances, create circumstances in which tax equalization payments are recovered by Kraft in a different year.

(f)	Includes a reimbursement for taxes associated with event-related gifts received at the Kraft Nabisco Championship golf tournament.

(5)	This amount represents the prorated value of a special stock option award granted to Ms. Rosenfeld on May 3, 2007, based on the FAS 123R valuation methodology. The valuation methodology is in accordance with the same assumptions disclosed in Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K/A for the year ended December 31, 2007. This grant is presented in the 2007 Grants of Plan-Based Awards Table.

(6)	Mr. McLevish began his employment and was appointed to Executive Vice President and Chief Financial Officer on October 1, 2007. The bonus amount reflects a cash sign-on bonus pursuant to his offer letter.

(7)	Mr. Dollive concluded his tenure as Executive Vice President and Chief Financial Officer on October 1, 2007. He remained with Kraft until his retirement effective on March 1, 2008.

(8)	Mr. Khosla began his employment on January 22, 2007. The bonus amount reflects a cash sign-on bonus pursuant to his offer letter.

(9)	Mr. Vogelsang served as our Executive Vice President, Global Supply Chain until January 1, 2008.

(10)	For consistency and where applicable, amounts have been converted from Swiss francs to U.S. dollars based on the December 31, 2007 currency translation rate of 1 Swiss franc to U.S. $0.88837.

(11)	For consistency and where applicable, amounts have been converted from Swiss francs to U.S. dollars based on the December 29, 2006 currency translation rate of 1 Swiss franc to U.S. $0.81730.

2007 Kraft Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Award(1,2)				Stock Award Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/ Share)	Closing Market Price on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Performance Period	Threshold ($)	Target ($)	Maximum(3) ($)
Rosenfeld, I.	2007	0	2,100,000	7,560,000	01/29/2007	144,280	0	0	0	5,000,023	(4)
	2007-2009(5)	0	6,416,700	12,833,400	05/03/2007	0	300,000	33.1400	32.8300	2,224,500	(6)

McLevish, T.(7)	2007	0	153,500	552,600	10/01/2007	43,350	0	0	0	1,500,344	(4)
	2007-2009	0	759,400	1,518,800	—	0	0	0	0	0

Dollive, J.	2007	0	279,000	1,004,400	01/29/2007	17,320	0	0	0	600,225	(4)
	2007-2009(5)	0	639,400	1,278,800	—	0	0	0	0	0

Khosla, S.(7)	2007	0	527,800	1,900,080	01/22/2007	20,970	0	0	0	750,307	(4)
	2007-2009	0	850,700	1,701,400	01/29/2007	25,540	0	0	0	885,089	(4)

Searer, R.	2007	0	624,400	2,247,840	01/29/2007	25,980	0	0	0	900,337	(4)
	2007-2009(5)	0	1,916,100	3,832,200	—	0	0	0	0	0

Vogelsang, F.(8)	2007	0	607,645	2,187,522	01/29/2007	28,860	0	0	0	1,000,143	(4)
	2007-2009(5)	0	1,740,650	3,481,300	—	0	0	0	0	0

(1)	Amounts with a 2007 performance period represent awards payable under the 2007 Annual Incentive Plan. The target amounts represent the potential payout if both business and individual performance are at target levels. Actual amounts paid under the 2007 Annual Incentive Plan are disclosed in the Summary Compensation Table.

(2)	Amounts with a 2007 - 2009 performance period represent awards payable under the 2007 - 2009 Long-Term Incentive Plan. The target amounts represent the potential payout if business performance is at target levels. Actual payments under the 2007 - 2009 Long-Term Incentive Plan are scheduled to be paid in February 2010.

(3)	Maximum amount shown for the 2007 Annual Incentive Plan award is equal to 360% of target. Maximum amount shown for the 2007 - 2009 Long-Term Incentive Plan award is equal to 200% of target.

(4)	Amounts represent the grant date fair value of the awards as defined for purposes of FAS 123R.

(5)	The target and maximum award amounts for the 2007 - 2009 Long-Term Incentive Plan awards include a transition multiplier of 183.3% for participants who participated in previous award cycles, to account for the change made to the frequency of grants.

(6)	This amount represents the grant date fair value of the stock option as defined for purposes of FAS 123R. This grant was made in connection with Ms. Rosenfeld’s appointment to Chairman. One-half of the shares under this performance-contingent stock option will vest only if the stock price maintains a trading price of $38.11 for at least 10 trading days. The remaining one-half of the award will vest only if the stock price maintains a trading price of $41.43 for at least 10 trading days.

(7)	Amounts shown for Messrs. Khosla and McLevish under the 2007 Annual and 2007 - 2009 Long-Term Incentive Plans are prorated based on their respective employment dates.

(8)	For consistency and where applicable, amounts have been converted from Swiss francs to U.S. dollars based on the December 31, 2007 currency translation rate of 1 Swiss franc to U.S. $0.88837.

2007 Kraft Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards(1,2,3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Share)	Option Expiration Date	Stock Award Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Rosenfeld, I.	0		300,000	(4)	33.1400	05/02/2017	06/27/2006	387,230	12,635,315
							01/29/2007	144,280	4,707,856

McLevish, T.	0		0		—	—	10/01/2007	43,350	1,414,511

Dollive, J.	9,783	(5)	0		20.6704	06/23/2008	01/25/2005	19,520	636,938
	17,805	(5)	0		20.6704	06/29/2009	01/24/2006	20,690	675,115
	19,357	(5)	0		19.0677	01/26/2010	01/29/2007	17,320	565,152
	8,680	(5)	0		18.0041	01/26/2010
	13,375	(5)	0		15.9995	01/31/2011
	8,648	(5)	0		20.6704	01/31/2011
	96,774		0		31.0000	06/12/2011

Khosla, S.	0		0		—	—	01/22/2007	20,970	684,251
							01/29/2007	25,540	833,370

Searer, R.	103,240		0		31.0000	06/12/2011	01/25/2005	18,010	587,666
							01/24/2006	20,690	675,115
							09/12/2006	59,320	1,935,612
							01/29/2007	25,980	847,727

Vogelsang, F.	15,480	(5)	0		14.3206	6/23/2008	01/25/2005	30,020	979,553
	25,694	(5)	0		14.4220	6/29/2009	01/24/2006	34,490	1,125,409
	23,860	(5)	0		15.9995	1/31/2011	01/29/2007	28,860	941,702
	80,570		0		31.0000	6/12/2011

(1)	Market value of shares is based on the closing price of our common stock of $32.63 on December 31, 2007, as reported on the NYSE.

(2)	Dividends paid in 2007 on outstanding restricted stock awards for each of our named executive officers are as follows: Ms. Rosenfeld–$506,070; Mr. McLevish–$0; Mr. Dollive–$59,036; Mr. Khosla–$35,813; Mr. Searer–$124,448; and Mr. Vogelsang–$101,745.

(3)	The vesting schedule for all outstanding unvested restricted stock awards are as follows:

Grant Date	Vesting Schedule
01/25/2005	100% of award vested on 02/04/2008
01/24/2006	100% of award vests on 02/11/2009
06/27/2006	161,346 shares (five-twelfths) vest on 07/01/2009; and 225,884 shares (seven-twelfths) vest on 07/01/2011
09/12/2006	100% of the award vests on 09/13/2010
01/22/2007	6,990 shares (one-third of award) vest annually through 01/22/2010
01/29/2007	100% of award vests on 02/12/2010
10/01/2007	14,450 shares (one-third of award) vest annually through 10/01/2010

(4)	One-half of the shares under this performance-contingent stock option will vest only if the stock price maintains a trading price of $38.11 for at least 10 trading days. The remaining one-half of the award will vest only if the stock price maintains a trading price of $41.43 for at least 10 trading days.

(5)	These stock option grants were made in conjunction with the Kraft spin-off from Altria. These Kraft stock option grants are not new options but were derived from vested unexercised Altria stock options at the time of the spin-off. Therefore, no expense was recorded in 2007 for these options.

2007 Kraft Stock Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Rosenfeld, I.	0	0	0	0
McLevish, T.	0	0	0	0
Dollive, J.	0	0	18,620	630,939
Khosla, S.	0	0	0	0
Searer, R.	0	0	17,850	604,847
Vogelsang, F.	10,255	179,368	24,830	841,365

2007 Altria Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Share)	Option Expiration Date
Dollive, J.	12,543	0	37.4757	01/26/2010
	27,972	0	39.6897	01/26/2010
	19,328	0	33.3029	01/31/2011
	12,498	0	43.0256	01/31/2011

2007 Altria Stock Option Exercises

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Dollive, J.	51,601	1,722,606
Vogelsang F.	108,800	4,501,555

2007 Pension Benefits

Name	Plan Name	Number of Years of Credited Service(1)		Present Value of Accumulated Benefits(2) ($)		Payments During Last Fiscal Year ($)
Rosenfeld, I.	Kraft Foods Global, Inc. Retirement Plan	25.2		543,508		0
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	25.2		4,212,332		0
	Kraft Foods Global, Inc. Supplemental Benefits Plan II	1.7	(3)	667,685		0

McLevish, T.	Kraft Foods Global, Inc. Retirement Plan	0.3		13,430		0

Dollive, J.	Kraft Foods Global, Inc. Retirement Plan	29.5		702,030		0
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	29.5		2,071,385		0

Khosla, S.	Kraft Foods Global, Inc. Retirement Plan	1.0		20,806		0
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	1.0		44,705		0

Searer, R.	Kraft Foods Global, Inc. Retirement Plan	26.7		697,379		0
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	26.7		1,981,841		0

Vogelsang, F.	KF Deutschland Versorgungsordnung	22.3	(4)	1,847,923	(5)	0
	Kraft Foods Switzerland Pension Fund	9.8	(4)	2,005,141	(6)	0

(1)	Years of credited service under the plans are equivalent to the years of total service for the named executive officers through December 31, 2007, unless otherwise noted.

(2)	Reflects the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K/A for the year ended December 31, 2007.

The assumptions for the Kraft Foods Global, Inc. Retirement Plan and the Kraft Foods Global, Inc. Supplemental Benefits Plans I and II are as follows:

•

Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62 for each of the named executive officers, except for Messrs. McLevish and Khosla, whose earliest age of unreduced pension benefits will be at age 65. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2007;

•	Discount rate of 6.3%; and

•	RP 2000 Mortality Table Projected to 2008.

The assumptions for the KF Deutschland Versorgungsordnung (also referred to herein as the Kraft Foods Germany Pension Plan) are as follows:

•	Assumes commencement at normal retirement at age 60. The present value amount is discounted to current age;

•	Measurement date of September 30, 2007;

•	Discount rate of 5.3%; and

•	Dr. Klaus Huebeck Mortality Table.

The assumptions for the Kraft Foods Switzerland Pension Fund are as follows:

•	Assumes commencement at normal retirement at age 62. The present value amount is discounted to current age;

•	Measurement date of September 30, 2007;

•	Discount rate of 3.75%; and

•	BVG 2000 Mortality Table.

(3)	Reflects the number of years of credited service, which includes an enhanced pension benefit that provides for additional credited service during the period between 2004 and 2006 that Ms. Rosenfeld was not employed by us.

(4)	The years of credited service under the Kraft Foods Germany Pension Plan reflect Mr. Vogelsang’s service from his date of hire until he was transferred to Switzerland under a local Switzerland compensation arrangement. The years of credited service under the Kraft Foods Switzerland Pension Fund reflect Mr. Vogelsang’s service from the date of his transfer to Switzerland as a local paid employee through September 30, 2007.

(5)	Amount has been converted from euros to U.S. dollars based on the December 31, 2007 currency translation rate of 1 euro to U.S. $1.47285.

(6)	Amount has been converted from Swiss francs to U.S. dollars based on the December 31, 2007 currency translation rate of 1 Swiss franc to U.S. $0.88837.

Retirement Benefits

Both the qualified and supplemental retirement plans are generally offered to executive officers, including the named executive officers, and vary by country.

Kraft Foods Global, Inc. Retirement Plan

All eligible full-time and part-time U.S. employees, including named executive officers, are covered automatically in a funded non-contributory, tax-qualified defined benefit plan offered by Kraft. Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum (if the employee was hired prior to 2004). Normal retirement under this plan is defined as age 65 with five years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits prior to age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•	0.5% of final average pay multiplied by years of service in excess of 30.

Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last 10 years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

As of December 31, 2007, Mr. Dollive was eligible for early retirement pension benefits under the Kraft Foods Global, Inc. Retirement Plan and Supplemental Benefits Plan I. Eligibility begins at age 55 with at least 10 years of vesting service. Early retirement benefits are reduced at a rate of 3% per year for each year that a participant elects to retire prior to age 62 with a maximum reduction of 20% at age 55.

Kraft Foods Global, Inc. Supplemental Benefits Plan I

The Internal Revenue Code limits the amount employees may receive from the tax-qualified pension plan. Therefore Kraft offers a Supplemental Defined Benefit Pension Plan and several named executive officers participate in this plan. This is an unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above absent the applicable Internal Revenue Code limits and the amount actually payable from the Kraft Foods Global, Inc. Retirement Plan.

Kraft Foods Global, Inc. Supplemental Benefits Plan II—Ms. Rosenfeld

Ms. Rosenfeld’s 2006 letter of employment provided her with an enhanced pension benefit that provided for credited service during the period she was not working for Kraft between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to encourage Ms. Rosenfeld to return to Kraft. The value of this enhancement at Ms. Rosenfeld’s current compensation levels is approximately $667,685.

KF Deutschland Versorgungsordnung

All eligible full-time German employees, including named executive officers, are covered automatically in a funded non-contributory, German tax-qualified defined benefit plan offered by Kraft. Benefits under this plan are payable upon retirement in the form of an annuity. Mr. Vogelsang is grandfathered under the plan and is eligible for normal retirement at age 60. Since this is a frozen pension plan for all participants, all benefits under the plan are vested.

As a frozen pension plan, the benefit to be paid to Mr. Vogelsang is based on his 1998 base salary and years of service, up to age 60. The calculation for the annual plan benefit is the sum of:

Years to retirement	x	0.4%	x	the social security cap limit (76,693 Euros); PLUS

Years to retirement	x	1.5%	x	12 months	x	salary above the social security cap limit (76,693 Euros).

Kraft Foods Switzerland Pension Fund

The normal retirement pension is calculated with current pensionable income and years of service calculated up to age 65. The benefit is reduced for early commencement of retirement from ages 57 to 62. Employee and employer contributions are 8%. In addition, the employer pays for any additional contributions required over the mandatory 8%.

As of December 31, 2007, Mr. Vogelsang was eligible for early retirement pension benefits under the Switzerland Pension Fund.

The calculation for the annual plan benefit is:

1.85%	x	years of service (maximum 37)	x	the participant’s salary (maximum of 795,600 Swiss francs in 2007).

2007 Non-Qualified Deferred Compensation

Name	Executive Contributions in 2007(1) ($)	Registrant Contributions in 2007(2) ($)	Aggregate Earnings in 2007(3) ($)	Aggregate Balance at December 31, 2007(4) ($)
Rosenfeld, I.	219,000	164,250	49,949	1,213,017
McLevish, T.	0	0	0	0
Dollive, J.(5)	54,203	22,174	99,399	1,966,147
Khosla, S.	42,558	0	668	43,235
Searer, R.	53,492	40,119	34,687	810,882
Vogelsang, F.(6,7)	0	0	(22,181)	186,293

(1)	All executive contributions made in 2007 were under our U.S. Supplemental Defined Contribution Plan. Amounts are deferred from base salary and amounts paid under the Annual Incentive Plan, and are reported in the “Salary” and “Non-Equity Incentive Plan Compensation — Annual Incentive Awards” columns in the 2007 Summary Compensation Table.

(2)	Amounts are included in the value in the “All Other Compensation” column in the 2007 Summary Compensation Table.

(3)	Amounts in this column are at market rates and are not reflected in the 2007 Summary Compensation Table.

(4)	Amounts were reported as compensation for the named executive officers in prior years.

(5)	The aggregate earnings and balance shown for Mr. Dollive included amounts previously deferred under the Altria Deferred Long-Term Incentive Plan and the General Foods Management Performance Awards Plan. The aggregate earnings under the Altria Deferred Long-term Incentive Plan are $40,003 and the aggregate balance is $625,694. The aggregate earnings under the General Foods Management Performance Awards Plan are $17,164 and the aggregate balance is $364,550.

(6)	The amounts shown reflect a decrease in value from 2006 to 2007 under the German Bonus Deferral Plan.

(7)	Amounts have been converted from euros to U.S. dollars based on the December 31, 2007 currency translation rate of 1 euro to U.S. $1.47285.

U.S. Supplemental Defined Contribution Plan

Because the Internal Revenue Code limits the amount that may be contributed to the tax-qualified defined contribution plan on behalf of an employee, Kraft offers a Supplemental Defined Contribution Plan. All of the named executive officers, with the exception of Mr. Vogelsang, participate in the Supplemental Defined Contribution Plan. This is an unfunded plan that allows eligible employees to defer a portion of their annual compensation (base salary and annual incentive awards) and receive corresponding Kraft matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding Kraft matching contributions) are limited by Internal Revenue Code section 401(a)(17) or 415. Executives must defer receipt of the payments until retirement. Executive contributions and employer matching amounts earn the same rate of return as the Interest Income Fund, which is a market rate fund available to employees in the tax-qualified defined contribution plan. The rate of return under this investment fund in 2007 was 4.7%.

Altria Deferred Long-Term Incentive Plan

This plan provided participants in the Altria Long-Term Incentive Plan the opportunity to defer receipt of the cash-based Long-Term Incentive award at the end of each performance cycle. These deferred amounts were and continue to be credited with a fixed rate of return set at the time of deferral. Mr. Dollive is the only named executive officer who participates in the plan. Mr. Dollive deferred until retirement receipt of his 1995 – 1997 award, which is credited at an annual rate of 6.83%.

General Foods Management Performance Awards Plan

This plan was available to General Foods executives. It allowed for the deferrals of annual performance awards. Deferred amounts are credited with a composite rate that is equal to the average of the interest yield established each year under the U.S. tax-qualified defined contribution plan Interest Income Fund and the rate of prime 90-day commercial paper issued by industrial corporations. In 2007, the rate of return credited to deferred balances was equal to 4.71%. Mr. Dollive is the only named executive officer who participated in the plan. Upon his retirement, Mr. Dollive can elect to receive a lump sum payment or receive annual installment payments for a period of up to 15 years. The lump sum payment or annual installment payments will commence in January 2009.

Germany Bonus Deferral Plan

German employees can defer up to 100% of their annual bonus, and Kraft will match 10% of that year’s bonus. This is a frozen plan that does not allow for any current or future deferrals. The amounts previously deferred earn an annual interest rate of 6%, according to an actuarial longevity calculation. However, the present value of Mr. Vogelsang’s deferred compensation balance decreased in 2007 because:

•	The discount rate increased from 4.50% in 2006 to 5.25% in 2007; and

•	Legislation increased the earliest age at which a participant may take a social security pension, from 62 years old to 63 years old.

Mr. Vogelsang elected to defer 25% of his 1996 bonus of 178,952 euros. Mr. Vogelsang can elect to receive a lump sum payment at age 63 or receive annual installment payments for a period of up to 10 years.

Potential Payments Upon Termination or Change-in-Control

The tables and narrative below describe the potential payments to each named executive officer upon termination. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2007, with the exception of information about Mr. Dollive. Because he entered into a retirement agreement with Kraft, as described under “Mr. Dollive’s Retirement Agreement,” and concluded his tenure as Chief Financial Officer effective October 1, 2007, the following tables exclude Mr. Dollive.

Involuntary Termination without Cause (Non-Change-in-Control Event)

We generally provide separation pay and benefits to our employees, including the named executive officers, in the event of an involuntary termination without cause. Kraft has a separation pay plan that provides employees a payment equal to one month of salary for every year of service.

Under the plan, an involuntary termination without cause is any company-initiated termination for reasons other than:

•	Continued failure to substantially perform the job duties, other than a failure resulting from incapacity due to disability;

•	Gross negligence, dishonesty, or violation of any reasonable company rule or regulation if the violation results in significant damage to Kraft; or

•	Engaging in other conduct that adversely reflects on Kraft in any material respect.

These separation benefits are generally structured similarly to those benefits available to all other employees. The separation pay and benefits available to all employees are generally contingent upon Kraft receiving a general release of claims from the employee. For executive officers, it is typical to use the separation pay and benefits practices in the applicable country as the basis for the pay and benefits.

On a case-by-case basis, we may provide additional pay and benefits to named executive officers in excess of the amount typically payable upon an involuntary termination without cause. These additional pay and benefits amounts would be compensation for receiving non-competition, non-solicitation, non-disparagement and confidentiality agreements from our named executive officers, in addition to a general release.

The typical elements of separation pay and benefits consist of base salary continuation, health and welfare benefits continuation, and outplacement assistance.

Separation Pay. Separation pay to named executive officers is typically 12 months of base salary, except for the Chief Executive Officer, who typically receives 24 months of base salary. That amount may be increased, at the discretion of management, with the approval of the Committee, in consideration of the restrictive covenants described above. Separation pay amounts are typically paid as salary continuation. In some cases, amounts are paid in a lump sum.

In the event that separation pay is considered deferred compensation, subject to Section 409A of the Internal Revenue Code, payments that would otherwise have been payable are withheld during the six-month period following termination of employment to comply with Section 409A. We then pay the amount, in a lump sum without interest, as soon as permitted under Section 409A.

Health and Welfare Benefits Continuation. Named executive officers typically continue participating in the health and welfare benefits during the period in which they continue to receive a salary. If an executive receives separation pay in a lump sum, then his or her participation in the health and welfare benefits plans ends at the time of the lump sum payment.

Additional Arrangements. In addition to the separation pay and benefits described above, in accordance with Ms. Rosenfeld’s and Messrs. McLevish’s and Khosla’s letters of employment, if any of them is involuntarily terminated without cause prior to the vesting of the restricted stock granted upon (re)joining Kraft, his or her individual restricted stock awards will continue to vest on the normal vesting dates.

Potential Payout Upon an Involuntary Termination Without Cause at Fiscal Year-End 2007

Name	Separation Pay(1) ($)	Annual Cash Incentive Award(2) ($)	Long- Term Incentive Plan Award(2) ($)	Health & Welfare Continuation(3) ($)		Value of Unvested Restricted Stock Awards(4) ($)	Perquisite Continuation ($)		Present Value of Additional Retirement Plan Benefits(5) ($)		Total ($)
Rosenfeld, I.	2,800,000	2,100,000	3,500,000	432,352		12,635,315	66,667		448,784		21,983,118
McLevish, T.	675,000	153,500	84,378	13,962		1,414,511	22,500		0		2,363,851
Khosla, S.	700,000	527,800	267,363	13,962		684,251	22,500		0		2,215,876
Searer, R.	700,000	624,400	1,045,139	415,900		0	22,500		112,448		2,920,387
Vogelsang, F.(6)	1,367,201	607,645	949,445	0	(7)	0	0	(7)	0	(7)	2,924,291

(1)	For the named executive officers active as of December 31, 2007, the amounts reflect the following: 24 months of base salary continuation for Ms. Rosenfeld; and 12 months of base salary continuation for Messrs. McLevish, Khosla and Searer. As a Swiss-referenced employee, Mr. Vogelsang’s separation payment consists of one year of salary and annual bonus at target and will be paid as a lump sum.

(2)	Amounts reflect the prorated annual cash and long-term incentive plan awards based on business performance ratings of 100% and awards paid at the named executive officer’s individual target.

(3)	The amounts reflect two years of medical, dental and life insurance premiums for Ms. Rosenfeld, and one year of medical, dental and life insurance premiums for Messrs. McLevish, Khosla and Searer. The amount also includes a retiree medical benefit with a present value of $400,000 for Ms. Rosenfeld and Mr. Searer as they would be eligible for retiree medical benefits at the end of the separation pay period. Mr. Vogelsang does not receive these benefits.

(4)	Per the terms of Ms. Rosenfeld’s and Messrs. Khosla’s and McLevish’s employment offers, all unvested restricted shares granted to them as sign-on equity awards will continue to vest on the scheduled vesting dates. The value of the restricted stock award is based on a December 31, 2007 closing stock price of $32.63.

(5)	Reflects two years of additional pension accrual for Ms. Rosenfeld, and one year of additional pension accrual for Mr. Searer.

(6)	Amounts have been converted from Swiss francs to U.S. dollars based on the December 31, 2007 currency translation rate of 1 Swiss franc to U.S. $0.88837.

(7)	Because Mr. Vogelsang’s payment will be in a lump sum, he will not receive any continued health and welfare benefits, perquisites nor additional years of service for his additional retirement plan benefits.

Change-in-Control Arrangements

We adopted the CIC Plan effective April 24, 2007. The key elements of the CIC Plan are provided in the table below. In addition, we amended our 2005 Performance Incentive Plan, effective April 24, 2007, to modify the treatment of equity awards upon a change-in-control.

The key elements of the CIC Plan and 2005 Performance Incentive Plan amendments are as follows:

Plan Element	Description

Definition of Change-in- Control (“CIC”)

The occurrence of one of the conditions below:

•     Acquisition of 20% or more of our outstanding voting securities;

•     Subject to certain exceptions, changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•     Our merger or consolidation with another company, and

a)      we are not the surviving company; or

b)      the other entity owns 50% or more of our outstanding voting securities; or

•     Complete liquidation of Kraft or the sale of all or substantially all of our assets.

Double Trigger for Payment of Separation Benefits under CIC Plan	• Consummation of a CIC; and • Participant is involuntarily terminated for reasons other than for cause or terminates for good reason.

Definition of “Good Reason”	We take any other action that results in the following: • Material reduction in the job duties; • A decrease in compensation; • Relocation beyond 50 miles; or • Increased business travel.

Severance Amounts

•     Chief Executive Officer – Three times base salary plus target annual incentive;

•     All other named executive officers – Two times base salary plus target annual incentive;

•     Additional credited years of pension service and welfare benefits equal, in years, to the severance multiple; and

•     The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

Treatment of Cash Incentive Awards	• Awards under the Annual Incentive Plan and the Long-Term Incentive Plan are paid out at target levels, on a pro-rata basis.

Plan Element	Description

Treatment of Equity Awards

•      Restricted stock and stock options only vest upon a CIC if the participant is terminated without cause or resigns for good reason within two years following such CIC or if the acquiring entity does not assume the awards (“double trigger”).

Kraft Payment of Excise Tax

•      Chief Executive Officer – we will gross up excise tax payable due to CIC severance; and

•      For all other eligible executive officers, we will gross up excise tax payable due to CIC severance only in the event that the resulting severance benefit equals or exceeds 110% of the Internal Revenue Code Section 4999 limit.

Potential Payout Upon an Involuntary Termination Due to a Change-in-Control at Fiscal Year-End 2007

The table below was prepared as though each of the named executive officers had been terminated involuntarily without cause within a two-year period following a change-in-control on December 31, 2007. The assumptions and valuations are noted in the footnotes to the table.

Name	Separation Payment(1) ($)	Annual Cash Incentive Award(2) ($)	Long-Term Incentive Plan Award(2) ($)	Health & Welfare Continuation(3) ($)	Value of Unvested Stock Awards(4) ($)		Present Value of Additional Retirement Plan Benefits(5) ($)	Perquisite Continuation ($)	Excise Tax Gross-Up(6) ($)		Total ($)
Rosenfeld, I.	10,500,000	2,100,000	3,500,000	448,528	17,343,171	(7)	673,176	100,000	9,953,543		44,618,418
McLevish, T.	2,565,000	153,500	84,378	27,924	1,414,511		0	45,000	0	(8)	4,290,313
Khosla, S.	2,520,000	527,800	267,363	24,144	1,517,621		0	45,000	0		4,901,928
Searer, R.	2,648,800	624,400	1,045,139	431,800	4,046,120		224,897	45,000	0		9,066,156
Vogelsang, F.(9)	2,925,290	607,645	949,445	0	3,046,663		0	45,000	0		7,574,043

(1)	The amounts reflect three times base salary plus target annual incentive for the Chief Executive Officer, and two times base salary plus target annual incentive for all other named executive officers.

(2)	Values reflect the prorated target amount at assumed date of a change-in-control.

(3)	Amount reflects our cost of providing medical, dental and life insurance premiums for three years for Ms. Rosenfeld, and two years for Messrs. McLevish, Khosla and Searer. The amount also includes a retiree medical benefit with a present value of $400,000 for Ms. Rosenfeld and Mr. Searer as they would be eligible for medical benefits at the end of the payment period. Mr. Vogelsang does not receive these benefits because he is not covered under the U.S. plans.

(4)	The values reflect the immediate vesting of all outstanding restricted stock awards as of the effective date of termination, based on a December 31, 2007 closing stock price of $32.63.

(5)	Per Kraft’s CIC Plan, an additional two years of pension accrual (three for the Chief Executive Officer) are provided in the event of a change-in-control.

(6)	Amount reflects the estimated value of excise taxes and associated taxes incurred in connection with the termination following a change-in-control. In developing this estimate, Kraft has taken the more conservative approach and not valued the non-compete feature of the CIC Plan.

(7)	The value of Ms. Rosenfeld’s performance-contingent stock option grant, awarded in connection with her appointment to Chairman, is included in this amount and has a zero value, because the stock price vesting criteria for these options would not have been met as of December 31, 2007.

(8)	The amount shown reflects the calculated amount of all of the compensation elements. As these amounts exceed the Internal Revenue Code Section 4999 limit, but are below 110% of the limit, the actual amount Mr. McLevish would receive may be less. The final amount would be dependent on the value of the non-competition and non-solicitation restrictive covenants.

(9)	Amounts have been converted from Swiss francs to U.S. dollars based on the December 31, 2007 currency translation rate of 1 Swiss franc to U.S. $0.88837.

Potential Payout Upon Other Types of Separations

In the event that a named executive officer is terminated from Kraft due to death, disability or normal retirement, all unvested restricted stock would vest in all cases. Ms. Rosenfeld’s performance-contingent stock options vest in the event of death or disability. In addition, the named executive officer would become eligible for award payments under the annual cash and long-term incentive plans. Such award payments would be prorated based on the number of months the named executive officer participated in the applicable plans.

Other than the types of compensation and benefits described in the above tables or as would be received by all other salaried employees, no other payments are earned by or would be awarded to the named executive officers.

Based on a December 31, 2007 termination due to death, disability or normal retirement, the estimated value of such payments for the named executive officers are as follows: Ms. Rosenfeld–$22,943,171; Mr. McLevish–$1,652,389; Mr. Khosla–$2,312,784; Mr. Searer–$5,715,659; and Mr. Vogelsang–$4,603,753.

In the event a named executive officer separates due to early retirement, he or she could be considered for partial awards under the annual cash, long-term incentive and/or equity programs, at the discretion of the Committee. The value of the total payments for each named executive officer could range from $0 to an amount no greater than the amounts shown under normal retirement.

Mr. Dollive’s Retirement Agreement

On November 19, 2007, Mr. Dollive executed a retirement agreement under which he agreed to certain restrictive covenants and to additional benefits proposed by the Compensation Committee. Mr. Dollive retired from his position as Executive Vice President and Chief Financial Officer effective October 1, 2007. Under the terms of the Kraft Foods Inc. Incentive Compensation Plan of 2005, Mr. Dollive’s unvested restricted stock awards, which were granted in 2006 and 2007, were forfeited upon his retirement. However, if Mr. Dollive complies with all of the restrictive covenants in the retirement agreement, the forfeited restricted stock awards will be replaced with the equivalent value of deferred stock units that vest in accordance with the vesting schedule of the forfeited restricted stock awards.

Mr. Dollive’s retirement from Kraft was effective March 1, 2008. At that time, consistent with treatment for other retirees and at the discretion of the Committee, he received a prorated 2008 Annual Incentive Plan and a prorated 2007-2009 Long-Term Incentive payout. The total value of those payments plus the estimated value of the deferred stock units, based on the December 31, 2007 closing stock price of $32.63, is $1,693,641.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of common stock beneficially owned as of February 11, 2008 by each director and named executive officer, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also provides information regarding each individual’s ownership of specified non-voting interests. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

	Amount and Nature of Beneficial Ownership of Common Stock as of February 11, 2008							Percent of Class	Non-Voting Interests
Name of Beneficial Owner	Shares		Restricted Shares	401(k) Interests(1)	Exercisable Stock Options(2)		Total		Phantom Stock(3)	Deferred Shares
Banga, A.	-		-	-	-		-	*	-	3,525	(4)
Bennink, J.	5,793		-	-	-		5,793	*	-	3,444	(5)
Dollive, J.(6)	100,864		38,010	22,321	174,422		335,617	*	-	-
Hart, M.	-		-	-	-		-	*	-	-
Juliber, L.	2,584		-	-	-		2,584	*	-	-
Ketchum, M.	-		-	-	-		-	*	-	3,525	(4)
Khosla, S.	4,900		55,210	-	-		60,110	*	-	-
Lerner, R.	-		-	-	-		-	*	1,859	10,905	(4)
McLevish, T.	-		67,100	-	-		67,100	*	-	-
Pope, J.	14,608	(7)	3,444	-	3,995		22,047	*	9,646	-
Reynolds, F.	30,000		-	-	-		30,000	*	-	-
Rosenfeld, I.	3,301	(8)	662,510	-	300,000	(9)	965,811	*	-	-
Schapiro, M.	13,308		3,444	-	3,995		20,747	*	7,534	-
Searer, R.	50,731		126,340	-	103,240		280,311	*	-	-
Vogelsang, F.(10)	60,398		63,350	-	145,604		269,352	*	-	-
Wright, D.	10,588		3,444	-	3,995		18,027	*	-	-
Zarb, F.	1,000		-	-	-		1,000	*	-	-
All directors and executive officers as a group (22 persons)(11)	452,378		1,349,239	31,021	947,738		2,780,376	*	19,039	21,399

*	Represents beneficial ownership of less than one percent of our issued and outstanding common stock on February 11, 2008.

(1)

Share equivalents representing compensation deferred by an executive officer pursuant to the Kraft Thrift/TIP 401(k) Plans as of January 31, 2008. Funds are deemed to be invested in common stock and, under the terms of the plans, carry voting rights. An executive officer can elect to begin distributions upon reaching age 59 1 /2 or upon retirement, at which time the share equivalents are distributed in cash.

(2)	Stock options that are exercisable or will become exercisable by April 11, 2008.

(3)	Share equivalents issued pursuant to the 2001 Compensation Plan for Non-Employee Directors and the 2006 Stock Compensation Plan for Non-Employee Directors. Each share is the economic equivalent of one share of common stock and is payable in cash on a date chosen by the director or upon termination of service as a director. Balances reported are as of February 1, 2008 and are based on the common stock closing price ($29.27) on January 31, 2008.

(4)	Shares that directors have elected to defer until a specified date or termination of service as a director. Shares accumulate dividends, which are reinvested in common stock. Balances reported are as of February 11, 2008.

(5)	Shares deferred at grant until vesting because Mr. Bennink resides outside of the United States. Shares pay dividends in cash.

(6)	Mr. Dollive concluded his tenure as Chief Financial Officer effective October 1, 2007.

(7)	Includes 300 shares as to which Mr. Pope disclaims beneficial ownership, as the shares are held by his three children, two of whom are adults and one of whom is a minor. All of the children are dependents of Mr. Pope.

(8)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.

(9)

Stock options granted under the 2005 Performance Incentive Plan in connection with Ms. Rosenfeld’s appointment to Chairman. One-half of the shares under this performance-contingent stock option will vest only if the stock price maintains a trading price of $38.11 for at least 10 trading days. The remaining one-half of the award will vest only if the stock price maintains a trading price of $41.43 for at least 10 trading days.

(10)	Mr. Vogelsang retired from Kraft on January 1, 2008.

(11)	This group also includes David Brearton, Marc S. Firestone, Karen J. May, Jean E. Spence and Mary E. West.

The following table displays information about persons we know to be the beneficial owner of 5% or more of our issued and outstanding common stock as of December 31, 2007:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Warren E. Buffett
Berkshire Hathaway Inc.(1) 1440 Kiewit Plaza Omaha, Nebraska 68131	132,393,800	8.6%

(1)	Based on the Schedule 13G filed jointly by Mr. Buffett and his affiliates on February 14, 2008 with the SEC. Mr. Buffett and Berkshire Hathaway share voting and dispositive power over all reported shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Relationship with Altria Group, Inc.

Prior to our IPO, Kraft was a wholly owned subsidiary of Altria. In the first quarter of 2007, Altria spun off its remaining interest in Kraft on a pro-rata basis to Altria stockholders in a tax-free transaction. At the close of business on March 30, 2007, all Kraft shares owned by Altria were distributed to Altria’s stockholders, and our separation from Altria was completed (the “Distribution”). Concurrent with the Distribution, Dinyar S. Devitre and Charles R. Wall resigned from the Board. Louis C. Camilleri, the Chairman and Chief Executive Officer of Altria, continued to serve as a director until he resigned from the Board on December 7, 2007. During 2007, we were parties to a number of material agreements with Altria as described below.

On March 30, 2007, we entered into a Board-approved post-spin transition services agreement with Altria’s subsidiary, Altria Corporate Services, Inc. (“ALCS”). Under the agreement, ALCS provided information technology services to Kraft. These post-spin services cost Kraft $10 million from April 1, 2007 to December 31, 2007. Before the Distribution, ALCS provided pre-spin administrative services to us under a separate corporate services agreement that expired on March 30, 2007. Billings for these pre-spin services, which were based on the cost to ALCS to provide such services and a 5% management fee based on wages and benefits, were $19 million for the quarter ended March 31, 2007. As of January 1, 2008, ALCS no longer provided services to Kraft.

On March 30, 2007, we entered into Board-approved employee matters and tax sharing agreements with Altria. The employee matters agreement sets out each company’s obligations for employee transfers, equity compensation and other employee benefits-related matters. The tax sharing agreement identifies Altria’s and Kraft’s respective rights, responsibilities and obligations with respect to our income taxes following the Distribution. It also places certain restrictions on us, including a two-year limit on share repurchases of no more than 20% of our common stock outstanding at the time of the Distribution.

At the Distribution, we had short-term amounts payable to Altria and its affiliates of $449 million, which included $364 million of accrued dividends. We paid these amounts in April 2007. At December 31, 2007, we had no amounts payable to Altria and its affiliates for transition services, and the tax sharing agreement was the only outstanding agreement with any material obligation relating to the Distribution.

Review, Approval and Ratification of Transactions with Related Persons

Under our related person transaction policy, information about transactions involving related persons is assessed by the Nominating and Governance Committee. Related persons include executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons. If the determination is made that a related person has a material interest in any transaction with us, the Nominating and Governance Committee would review, approve or ratify the transaction and the transaction would be disclosed in accordance with SEC rules. If the related person is a committee member or family member of a committee member, the committee member would not participate in the discussions of that related person transaction. In general, we are of the view that the following types of transactions with related persons, among others, are not material to investors because they take place under our standard policies and procedures: the sale or purchase of products or services in the ordinary course of business on an arm’s length basis; any contributions by Kraft that are consistent with our matching gift program or long-standing charitable relationships; or compensation paid to a director or executive officer for his or her services in that position.

Pursuant to our policy, no reported transaction qualified as a related person transaction and therefore no reported transaction was referred to the Board’s Nominating and Governance Committee or other committee of the Board for review.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to report their ownership of our common stock and changes in that ownership. As a practical matter, our Office of the Corporate Secretary assists our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2007, all required filings were timely made in accordance with the requirements of the Exchange Act, except as follows:

•

In February 2007, David Brearton’s, our Executive Vice President, Operations and Business Services, name was omitted from an internal report of shares withheld for taxes upon the vesting of restricted stock. Consequently, the related change in Mr. Brearton’s ownership of common stock was not timely reported. Upon discovery of the error, a Form 4 was filed.

•

In 2006, Pamela E. King, our Senior Vice President and Controller, sold call-equivalent positions on shares of Altria common stock. Upon exercise, both Altria common stock and Kraft common stock were transferred out of Ms. King’s account. Upon discovering the error, Ms. King repurchased the equivalent number of Kraft common stock shares and a Form 4 was filed to report both transactions.

•

In April 2007, due to Kraft’s administrative error, a Form 4 filed on Ms. Schapiro’s behalf underreported her acquisition of phantom shares by 157.9 shares. Upon discovery of the error, the acquisition was reported.

2009 ANNUAL MEETING OF SHAREHOLDERS

We presently anticipate that the 2009 Annual Meeting of Shareholders will be held on or about May 12, 2009.

Shareholder Proposals for the 2009 Annual Meeting

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received by our Corporate Secretary by November 25, 2008. In order to be raised directly from the floor during the 2009 Annual Meeting of Shareholders (rather than included in the Proxy Statement), shareholder proposals must be received by the Corporate Secretary between October 26, 2008 and November 25, 2008. These notices of proposal must include the information specified in Article I, Section 6 of our By-Laws. Send the proposals to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093.

Director Nominations by Shareholders for the 2009 Annual Meeting

In order to nominate a candidate for director at the 2009 Annual Meeting, a shareholder must send a written notice, including the nominee’s name and the information specified in Article II, Section 4 of our By-Laws to our Corporate Secretary at Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093. The Corporate Secretary must receive the notice between October 26, 2008 and November 25, 2008.

March 25, 2008	Carol J. Ward Vice President and Corporate Secretary

Exhibit A

ANNEX A TO KRAFT FOODS INC. BOARD OF DIRECTOR’S CORPORATE GOVERNANCE GUIDELINES

Categorical Standards of Director Independence

A director is considered independent if the Board makes an affirmative determination after a review of all relevant information that the director has no material relationship with Kraft. The Board has established the categorical standards set forth below to assist it in making such determinations.

1.	A director will not be considered independent if the director:

i.	is, or within the last three years has been, employed by Kraft or any of its subsidiaries;
ii.	has an immediate family member who is, or within the last three years has been, employed as an executive officer of Kraft or any of its subsidiaries;
iii.	receives, or during any 12-month period within the last three years has received, more than $100,000 per year in direct compensation from Kraft or its subsidiaries other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);
iv.	has an immediate family member who receives, or during any 12 month-period within the last three years has received, more than $100,000 per year in direct compensation as an executive employee of Kraft or any of its subsidiaries other than pension or other forms of deferred compensation (provided such compensation is not contingent on continued service);
v.	is a current partner or a current employee of the independent auditors of Kraft or any of its subsidiaries;
vi.	has an immediate family member who is a current partner or current employee of the independent auditors of Kraft or any of its subsidiaries, or is a current employee of such firm and participates in its audit, assurance or tax compliance (but not tax planning) practice;
vii.	was within the last three years (but is no longer) a partner or employee of the independent auditors of Kraft or any of its subsidiaries and personally worked on the audit of Kraft or any of its subsidiaries within that time;
viii.	has an immediate family member who was within the last three years (but is no longer) a partner or employee of the independent auditors of Kraft or any of its subsidiaries and personally worked on the audit of Kraft or any of its subsidiaries within that time;
ix.	is, or within the last three years has been, employed as an executive officer of another company where any of the current executive officers of Kraft or any of its subsidiaries serve, or within the last three years have served, on such other company’s compensation committee;
x.	has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the current executive officers of Kraft or any of its subsidiaries serve, or within the last three years have served, on such other company’s compensation committee;
xi.	is a current employee of a company that makes payments to, or receives payments from, Kraft or its subsidiaries in an amount which, in any single fiscal year for the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or
xii.	has an immediate family member who is a current executive officer of a company that makes payments to, or receives payments from, Kraft or its subsidiaries in an amount which, in any single fiscal year for the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

2.	Relationships of the following types will not be considered material relationships that would impair a director’s independence:

i.	charitable donations or pledges made by Kraft or its subsidiaries to a charitable organization of which a director is, or within the last three year has been, an executive officer, director, trustee or the equivalent in an amount that, in any single fiscal year, does not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;
ii.	commercial relationships in which a director (or a member of his or her immediate family) is a director, officer, employee or significant stockholder of an entity with which Kraft has ordinary course business dealings that do not, or with which the Company has a commercial banking, investment banking or insurance brokerage relationship, in each case that does not, cross the bright-line tests in Sections 1 (xi) and 1 (xii) above and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with the Company;

A-1

iii.	membership in, or association with, the same professional association or social, educational, fraternal or religious organization, club or institution, as an executive officer or another director of the Company;
iv.	service on the board of another company at which an executive officer or another director of the Company also serves as a board member, except as set forth in Sections 1 (ix) and 1 (x) above; or
v.	employment by a director at another company, or service on the board of another company by a director, where the independent auditors for such other company are also the independent auditors for the Company.

Amended as of February 26, 2006

A-2

Exhibit B

PUBLIC AFFAIRS COMMITTEE CHARTER

The Public Affairs Committee (the “Committee”) of the Board of Directors (the “Board”) of Kraft Foods Inc. (“Kraft”) will discharge the Board’s responsibilities relating to Kraft’s attention to public policy issues.

The Committee will be composed of three or more independent directors.

The Board will appoint the members of the Committee and designate the Committee’s Chair. If the Board does not designate a Committee Chair, the Committee members may designate a Chair by majority vote. The Board may remove Committee members.

The Committee will meet as often as it deems appropriate to carry out its responsibilities. The Committee Chair shall, in consultation with the other Committee members and Kraft’s Executive Vice President and General Counsel, set the meeting agenda. The Committee shall report its actions and recommendations to the Board. The Corporate Secretary will maintain minutes of the Committee’s meetings.

In fulfilling its responsibilities, the Committee will have full access to Kraft’s books, records, facilities and personnel. The Committee will have the authority to conduct investigations and to retain, approve fees and other retention terms, and terminate consultants, independent counsel, and other advisors. Kraft will provide appropriate funding, as determined by the Committee, for payment of (i) compensation to advisors retained by the Committee, and (ii) ordinary administrative expenses necessary or appropriate for the Committee to carry out its duties.

The Committee may delegate any of its responsibilities to its Chair or another member of the Committee, unless prohibited by law, regulation or New York Stock Exchange listing standards.

In carrying out its duties, the Committee will:

1.	Monitor public policy and social trends affecting Kraft, including in regard to food safety and security, nutrition, biotechnology, environmental responsibility, and food labeling, marketing and packaging.

2.	Monitor issues and practices relating to Kraft’s social accountability, including guidelines for dealings with suppliers and customers and human rights matters.

3.	Periodically examine Kraft’s business practices that are of special interest to policy-makers and the public at large.

4.	Monitor programs and activities aimed at enhancing Kraft’s global communication, media relations and community relations.

5.	Monitor programs and activities related to emergency preparedness and business continuity planning.

6.	Review Kraft’s positions and major strategies in its efforts to contribute to or comment on public policy, including overseeing Kraft’s Political Action Committee.

7.	Review the impact of business operations and business practices on the communities where Kraft does business; monitor and evaluate Kraft’s corporate citizenship programs and activities, including charitable contributions made by the Company.

8.	Review and make recommendations to the Board regarding shareholder proposals submitted for inclusion in Kraft’s annual proxy materials related to public issues.

9.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

Effective February 1, 2008

B-1

Exhibit C

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

Nominating and Governance Committee Composition and Meetings

The Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Kraft Foods Inc. will be composed of three or more directors who the Board determines are “independent” as that term is defined by the New York Stock Exchange listing standards.

The Board will appoint the members of the Committee meeting these requirements and designate its Chair. If the Board does not designate a Chair of the Committee, the members may designate a Chair by majority vote. The Board may remove members of the Committee.

The Committee will meet as often as it deems is appropriate to carry out its responsibilities. A majority of the members of the Committee will constitute a quorum. The Chair of the Committee, in consultation with the other Committee members and the Company’s Corporate Secretary, will set meeting agendas. The Committee will report its actions and recommendations to the Board. The Corporate Secretary will maintain minutes of the meetings of the Committee.

In fulfilling its responsibilities, the Committee will have full access to all of the Company’s books, records, facilities and personnel. The Committee will also have the authority to conduct investigations and to retain independent counsel and advisers, as it determines necessary to carry out its duties, including sole authority to retain and terminate any search firm to assist the Committee in identifying director candidates, to approve such retained firm’s fees and other retention terms. The Company must provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to any advisers employed by the Committee, and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Nominating and Governance Committee Responsibilities

The Committee will (i) identify qualified individuals to become Board members consistent with criteria approved by the Board, (ii) make recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its committees, and (iii) advise the Board on corporate governance matters, including developing and recommending to the Board the Company’s corporate governance principles.

The Committee may delegate any of the Committee’s responsibilities to its Chair or another member of the Committee, unless prohibited by law, regulation or New York Stock Exchange listing standard.

The Committee will:

1.	Review the qualifications of candidates for director suggested by Board members, stockholders, management and others in accordance with criteria that the Board establishes;
2.	Consider the performance and suitability of incumbent directors in determining whether to nominate them for re-election;
3.	Recommend to the Board a slate of nominees for election or re-election to the Board at each annual meeting of stockholders;
4.	Recommend to the Board candidates to be appointed to the Board as necessary to fill vacancies and newly created directorships;
5.	Make recommendations to the Board as to determination of director independence;
6.	Recommend to the Board a director retirement age;
7.	Make recommendations to the Board concerning the frequency and content of Board meetings;
8.	Make recommendations to the Board concerning the function, composition and structure of the Board and its committees;
9.	Recommend to the Board directors to serve as members of each Committee, as well as candidates to fill vacancies on any Committee of the Board;
10.	Evaluate any Compensation Committee interlocks among Board members and executive officers;
11.	Annually review and recommend to the Board changes to Kraft’s Corporate Governance Principles;

C-1

12.	Monitor compliance by directors with the Company’s stock ownership guidelines;
13.	Advise and make recommendations to the Board on corporate governance matters, to the extent these matters are not the responsibility of other committees;
14.	Develop, recommend to the Board and oversee an annual self-evaluation process for the Board;
15.	Review and evaluate opportunities for Board members to engage in continuing education;
16.	Cause to be filed with the New York Stock Exchange any reports that may be required with respect to the Committee;
17.	At least annually evaluate the Committee’s performance and report to the Board on such evaluation;
18.	At least annually review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval; and
19.	Perform such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board or the Committee deem appropriate.

Amended February 5, 2008

C-2

Exhibit D

AUDIT COMMITTEE CHARTER

Audit Committee Composition and Meetings

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Kraft Foods Inc. (the “Company”) will be composed of three or more non-employee directors. Each Committee member will meet the “independence” requirements of the New York Stock Exchange and applicable laws, rules and regulations for audit committee membership. As determined in the business judgment of the Board: (i) each Committee member will be financially literate, (ii) at least one Committee member will be an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and (iii) at least one Committee member (who may also serve as the audit committee financial expert) will be a financial expert in accordance with the New York Stock Exchange listing standards.

The Board will appoint the members of the Committee meeting these requirements and designate the Committee’s Chair. If the Board does not designate a Committee Chair, the Committee members may designate a Chair by a majority vote of the Committee’s members. The Board may remove any Committee member.

The Committee will meet as often as it deems appropriate to carry out its responsibilities, but no fewer than six times annually. A quorum will exist if a majority of the Committee members are present at a Committee meeting. The Committee Chair, in consultation with the other Committee members and the Company’s Chief Financial Officer, will set meeting agendas. Periodically, the Committee will meet in executive session and as a committee, as well as separately with management, the internal auditors and the independent auditors to discuss any matters that the Committee or the persons with whom they meet believe should be discussed. The Committee will report its actions and recommendations to the Board. The Corporate Secretary will maintain minutes of the Committee meetings.

Audit Committee Authority and Responsibilities

The Committee will oversee the Company’s accounting and financial reporting processes and audits of its financial statements. The Committee will assist the Board in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control over financial reporting, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence, and performance of the Company’s independent auditors, and (iv) the performance of the Company’s internal auditors and internal audit function. The Committee will perform any other activities consistent with the Company’s Articles of Incorporation, By-Laws and governing law as the Committee or the Board deems necessary or appropriate.

While the Committee will have the responsibilities and powers set forth in this charter, the Committee will not have the duties to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

In fulfilling its responsibilities, the Committee will have full access to the Company’s books, records, facilities and personnel and to the services of the independent auditors. The Committee will have the authority to conduct investigations and to engage, retain, approve fees and other retention terms, and terminate independent counsel and other advisors, as it determines necessary to carry out its duties. The Company will provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (ii) compensation to any advisors employed by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may delegate any of its responsibilities to its Chair or another member of the Committee, unless prohibited by law, regulation or New York Stock Exchange listing standard. In addition, the Committee may, from time to time, delegate its authority to pre-approve such audit or advisory services to one or more Committee members, provided that such designees present such approvals to the full Committee at the next Committee meeting.

In carrying out its duties, the Committee will:

1.

Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the independent auditors will report directly to the Committee. In this regard, the Committee will have the sole authority to retain and terminate the independent auditors of the Company (subject, if applicable, to stockholder ratification) and to approve all audit engagement fees to be paid to the independent auditors and terms and all permissible non-audit services to be provided by the independent auditors. The Committee will pre-approve future audit and non-audit services provided by the Company’s independent auditors;

2.	Review and discuss with the independent auditors their audit procedures, including the audit plan and its scope with respect to the Company’s consolidated financial statements;
3.	Review and discuss with the independent auditors and with management the results of the annual audit of the Company’s consolidated financial statements and the Company’s interim financial results, in each case prior to the filing or distribution thereof, including (i) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) any appropriate matters regarding accounting principles, practices and judgments and the independent auditors’ opinion as to the quality thereof and any items required to be communicated to the Committee by the independent auditors in accordance with standards established and amended from time to time by the American Institute of Certified Public Accountants;
4.	Review and discuss with management, the independent auditors, and the internal auditors the quality and adequacy of the Company’s financial reporting processes, internal controls over financial reporting and disclosure controls and procedures, including whether there are (i) any significant deficiencies in the design or operation of such processes, controls and procedures, (ii) material weaknesses in such processes, controls and procedures, (iii) any corrective action taken with regard to such deficiencies and weaknesses, and (iv) any fraud involving management or other employees with a significant role in such processes, controls and procedures;
5.	Review and discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including (i) any restrictions on the scope of the independent auditors’ activities or access to required information, (ii) any significant disagreements with management, (iii) any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise), (iv) any communications between the audit team and the independent auditors’ national office with regard to significant auditing or accounting issues presented by the engagement, and (v) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company;
6.	On at least an annual basis, evaluate the independent auditors’ qualifications, performance and independence, and present its conclusions and recommendations with respect to the independent auditors to the Board. As part of such evaluation, the Committee will:

•

obtain and review a report from the Company’s independent auditors describing (i) the independent auditors’ internal quality-control procedures, (ii) any material issues raised by (a) the most recent internal quality-control review or peer review of the auditing firm, or (b) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (iii) all relationships between the independent auditors and the Company;

•	review and evaluate the lead audit partner of the independent auditors;
•

in addition to assuring the regular rotation of the lead partner(s) as required by law, consider whether the independent auditing firm should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management and the internal auditors of the independent auditors’ performance;

7.	Establish clear policies for the Company’s hiring of current or former employees of the independent auditors;
8.	Evaluate the performance of the Company’s internal audit function, and review and discuss with the internal auditors and independent auditors the internal audit plan, budget, activities, responsibilities and staffing of the internal audit organization;
9.	Review and discuss with management, the internal auditors and the independent auditors, in separate meetings if the Audit Committee deems them appropriate:

•

any analyses or other written communications prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the Company’s critical accounting policies and practices;
•	the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the Company; and
•

major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls over financial reporting and any special steps adopted in light of material control deficiencies;

10.	Generally discuss the type and presentation of (i) information to be included in earnings press releases (in particular any use of “pro forma” or “adjusted” non-GAAP information) and (ii) any financial information and earnings guidance provided to analysts and rating agencies;
11.	Review and discuss the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;
12.	At least annually, verify that the Company’s internal auditors, independent auditors or other officials have thoroughly checked the accuracy and propriety of the named executive officers’ expense accounts and perquisites, including their use of corporate assets;
13.	Meet at least annually with the Company’s Chief Compliance Officer to review the application and administration of the Code of Conduct for Integrity and Compliance and Code of Business Conduct and Ethics for Directors and the procedures for identifying, pursuing and investigating any alleged violation of such codes, review and make determinations on exceptions to such codes and provide counsel to the Chief Compliance Officer with respect to actual and alleged violations of such codes;
14.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, and review any significant complaints regarding accounting, internal accounting controls or audit matters received pursuant to such procedures;
15.	Recommend to the Board whether the Company’s consolidated financial statements should be accepted for inclusion in the Company’s annual report on Form 10-K;
16.	Prepare and approve the Committee’s annual report to stockholders for inclusion in the Company’s annual proxy statement;
17.	Review disclosures made by the Company’s principal executive officer(s) and principal financial officer(s) regarding compliance with their certification obligations under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting, and evaluations thereof;
18.	Report Committee activities to the Board on a regular basis and review with the Board any significant issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function;
19.	Cause to be filed with the New York Stock Exchange any reports that may be required with respect to the Committee;
20.	Annually evaluate the Committee’s performance, including reviewing the committee’s charter, and report to the Board on such evaluation; and
21.	Perform such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board or the Committee deems appropriate.

Amended February 5, 2008

Exhibit E

COMPENSATION COMMITTEE CHARTER

Compensation Committee Composition and Meetings

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Kraft Foods Inc. (the “Company”) will be composed of three or more non-employee directors. Each Committee member will meet the “independence” requirements of the New York Stock Exchange and applicable laws, rules and regulations for compensation committee membership. Additionally, each Committee member will be a “non-employee director” for purposes of Rule 16b-3 under the Securities and Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Board will appoint the members of the Committee meeting these requirements and designate the Committee’s Chair. If the Board does not designate a Committee Chair, the Committee members may designate a Chair by a majority vote of the Committee’s members. The Board may remove any Committee member.

The Committee will meet as often as it deems appropriate to carry out its responsibilities. A quorum will exist if a majority of the Committee members are present at a Committee meeting. The Committee Chair, in consultation with the Company’s Executive Vice President, Global Human Resources, will set meeting agendas. The Committee will report its actions and recommendations to the Board. The Corporate Secretary will maintain minutes of the Committee meetings.

Compensation Committee Authority and Responsibilities

The Committee will discharge the Board’s responsibilities relating to compensation for executives and independent directors. The Committee will perform any other activities consistent with the Company’s Articles of Incorporation, By-Laws and governing law as the Committee or the Board deems necessary or appropriate.

In fulfilling its responsibilities, the Committee will have full access to the Company’s books, records, facilities and personnel. The Committee will have the authority to conduct investigations and to engage, retain, approve fees and other retention terms, and terminate compensation consultants, independent counsel and other advisors, as it determines necessary to carry out its duties. The Company will provide appropriate funding, as determined by the Committee, for payment of (i) compensation to any advisors employed by the Committee and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may delegate any of its responsibilities to its Chair or another member of the Committee, unless prohibited by law, regulation or New York Stock Exchange listing standard.

In carrying out its duties, the Committee will:

1.	Establish the Company’s executive compensation philosophy;
2.	Determine the group of companies used to benchmark executive and director compensation;
3.	Assess the appropriateness and competitiveness of the Company’s executive compensation programs, including severance programs and executive retirement income design;
4.	Review and approve goals and objectives of the Chief Executive Officer (“CEO”), evaluate the performance of the CEO in light of these goals and objectives and, based upon its evaluation, determine both the elements and amounts of the CEO’s compensation, as well as perquisites;
5.	Review management’s recommendations for, and approve the compensation of, the CEO’s executive direct reports;
6.	Determine annual incentive compensation, equity awards and other long-term incentive awards granted under the Company’s equity and long-term incentive plans to eligible participants;
7.	Determine policies governing option and other stock grants;
8.	Make recommendations to the Board with respect to incentive plans requiring stockholder approval; approve eligibility for and design of executive compensation programs implemented under stockholder-approved plans;
9.	Monitor compliance by executives and directors with the Company’s stock ownership guidelines;
10.	Oversee the management development and succession planning process (including succession planning for emergencies) for the CEO and the CEO’s executive direct reports and, as appropriate, evaluate potential candidates;
11.	Advise the Board and assess the appropriateness of the compensation of independent directors for service on the Board and its committees;

E-1

12.	Review and discuss with management the Company’s Compensation Discussion and Analysis; prepare and approve the Committee’s annual report to stockholders for inclusion in the Company’s annual proxy statement;
13.	Cause to be filed with the New York Stock Exchange any reports that may be required with respect to the Committee;
14.	Annually evaluate the Committee’s performance, including reviewing the Committee’s charter, and report to the Board on such evaluation; and
15.	Perform such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board or the Committee deems appropriate.

Amended February 5, 2008

E-2

MAP AND DIRECTIONS

2008 Annual Shareholders Meeting

May 13, 2008 — 3:00 p.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Blvd., Skokie, IL 60077

From the North: (Wisconsin, northern suburbs)

Take I-94 to Old Orchard Rd. Make a left onto Old Orchard Rd. going east. At Skokie Blvd. turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the South: (Chicago, I-55, south suburbs)

Take I-94 west to Old Orchard Rd. Turn right onto Old Orchard Rd. going east. At Skokie Blvd. turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the West: (West suburbs, I-88, I-90)

Take I-294 to the exit at Dempster St. east. Take Dempster east to Gross Point Rd. Turn left. Take Gross Point Rd. to Skokie Blvd. Turn left. Turn right at the second light which is Foster St. where you will see the building. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From Schaumburg, Arlington Heights, Rolling Meadows and other not so distant suburbs:

Take Golf Rd. east until you reach Skokie Blvd. Turn right on Skokie Blvd. and immediately get into the left lane. At the next light, Foster St., you will make a left. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

Parking attendants will direct attendees to the appropriate parking areas on-site.

KRAFT FOODS INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 13, 2008

3 p.m. Central Daylight Time

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, Illinois 60077

Pre-registration: Please pre-register if you would like to attend the Annual Meeting. Because seating is limited, you may bring only one guest. To pre-register, please:

•	Check the appropriate box(es) on the reverse side of this proxy card before returning it; or

•	Click the appropriate box(es) on the Internet voting site; or

•	Follow the prompts on the telephone voting site.

You and your guest, if any, will need to present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

Directions to the Annual Meeting are provided at the end of Kraft’s 2008 Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 13, 2008.

The Kraft Foods Inc. Notice of Annual Meeting and Proxy Statement and Annual Report to Shareholders are available at www.kraft.com/investor.

Future Materials Election:

•	Sign up to receive future proxy materials electronically by going to www.econsent.com/kft; or

•	Elect to receive future proxy materials via mail by checking the box on the reverse side of this card or indicating your preference when voting by Internet or telephone.

There are four ways to vote:

By Internet:

•	Log on to www.eproxy.com/kft.

•	Follow the steps outlined on the secured Web site.*

By telephone:

•	Call 1-800-560-1965 (toll-free) within the U.S. and Canada from a touch-tone phone.

•	Follow the instructions provided by the recorded message.*

By mail:

•	Mark, sign, date and return your proxy card in the enclosed envelope.

In person:

•	Attend the Annual Meeting and submit your properly executed proxy card or ballot before the polls close.

*	You will need this proxy card and the last four digits of your Social Security or Tax Identification Number when voting by Internet or telephone. Internet and telephone votes must be received by 11:59 p.m. CDT on May 12, 2008.

Continued on the reverse side.

This Proxy Is Solicited by Kraft Foods Inc. Board of Directors
COMPANY #
By signing and returning this proxy card or voting by Internet or telephone, you are appointing Carol J. Ward, Kraft Foods Inc.’s Vice President and Corporate Secretary, and Irma Villarreal, Kraft Foods Inc.’s Chief Counsel and Assistant Corporate Secretary, or either of them, as proxies with full power of substitution in each, to vote the shares you held of record on March 10, 2008 at the Kraft Foods Inc. 2008 Annual Meeting of Shareholders or any postponement or adjournment thereof. You are also giving the proxies voting discretion on any other matters that may properly come before any such meeting.

In addition, if you are a current or former employee and had investments in the Kraft Stock Fund(s) of the Kraft Foods Inc. Thrift/TIP 401(k) Plan(s) and/or the Kraft Foods Canada OPP/ESP on March 10, 2008, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your instructions are not received by 11:59 p.m. CDT on May 11, 2008, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Kraft Stock Fund account(s) in the same proportion as the respective plan shares for which instructions have been received.

THIS CARD IS SCORED TO FACILITATE FOLDING AND INSERTION INTO THE ENCLOSED RETURN ENVELOPE.

The Board of Directors recommends a vote FOR all nominees for director and FOR Item 2.

Item 1. Election of Directors:
	FOR	WITHHOLD		FOR	WITHHOLD
a. Ajay Banga	☐	☐	g. John C. Pope	☐	☐
b. Jan Bennink	☐	☐	h. Fredric G. Reynolds	☐	☐
c. Myra M. Hart	☐	☐	i. Irene B. Rosenfeld	☐	☐
d. Lois D. Juliber	☐	☐	j. Mary L. Schapiro	☐	☐
e. Mark D. Ketchum	☐	☐	k. Deborah C. Wright	☐	☐
f. Richard A. Lerner, M.D.	☐	☐	l. Frank G. Zarb	☐	☐

			FOR	AGAINST	ABSTAIN
Item 2. Ratification of the Selection of Independent Auditors			☐	☐	☐

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

☐ I will attend the Annual Meeting.				Date , 2008

☐ I will bring a guest to the Annual Meeting (one guest allowed).

☐ Please send future proxy materials by mail.

☐ Address change? If so, mark box and indicate changes below.
Signature(s) in Box
Please sign exactly as your name(s) appears on this Proxy. If shares are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.